AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996
                                                    REGISTRATION NO. 333-
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
- -----------------------------------------------------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
- -----------------------------------------------------------------------------
                      INTERNATIONAL SPEEDWAY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                             59-0709342
(STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)              IDENTIFICATION NO.)
- -----------------------------------------------------------------------------

                                                                                            W. GARRETT CROTTY
                                                                                      SECRETARY AND GENERAL COUNSEL
                       1801 WEST INTERNATIONAL                                      INTERNATIONAL SPEEDWAY CORPORATION
                          SPEEDWAY BOULEVARD                                    1801 WEST INTERNATIONAL SPEEDWAY BOULEVARD
                     DAYTONA BEACH, FLORIDA 32114                                     DAYTONA BEACH, FLORIDA 32114
                            (904) 254-2700                                                (904) 254-2700
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
  INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)           INCLUDING AREA CODE, OF AGENT FOR SERVICE)

- -----------------------------------------------------------------------------
                         COPIES OF COMMUNICATIONS TO:

       BRUCE E. MACDONOUGH                                   DONN A. BELOFF
   GREENBERG, TRAURIG, HOFFMAN,                             HOLLAND & KNIGHT
   LIPOFF, ROSEN & QUENTEL, P.A.                         ONE EAST BROWARD BLVD.
       1221 BRICKELL AVENUE                              FT. LAUDERDALE, FLORIDA
       MIAMI, FLORIDA 33131                                       33301
       PHONE: (305) 579-0500                              PHONE: (954) 525-1000
        FAX: (305) 579-0717                                FAX (954) 463-2030
- -----------------------------------------------------------------------------
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
- -----------------------------------------------------------------------------
                       CALCULATION OF REGISTRATION FEE

                                                         PROPOSED MAXIMUM
TITLE OF EACH CLASS                                      AGGREGATE                AMOUNT OF
OF SECURITIES TO BE REGISTERED                           OFFERING PRICE(1)(2)   REGISTRATION FEE
- ------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par value per share             $73,600,000             $25,379

(1) Includes shares of Class A Common Stock which may be purchased by the Underwriters pursuant to an over-allotment option.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
    -------------------------------------------------------------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- -----------------------------------------------------------------------------
- -----------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 1996

P R O S P E C T U S
                               4,000,000 SHARES

                      INTERNATIONAL SPEEDWAY CORPORATION

                             Class A Common Stock
- -----------------------------------------------------------------------------

   All of the shares of Class A Common Stock offered hereby are being sold by International Speedway Corporation (the "Company"). Prior to this Offering, there has not been a public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. Application has been made to have the Class A Common Stock listed on the Nasdaq National Market under the symbol "ISCA."

   Upon consummation of this Offering, the Company's authorized capital stock will include the Class A Common Stock and shares of Class B Common Stock. The economic rights of the Class A Common Stock and the Class B Common Stock (collectively the "Common Stock") will be identical, except that each share of Class A Common Stock will entitle the holder thereof to one-fifth (1/5) vote in respect of matters submitted for the vote of holders of Common Stock, whereas each share of Class B Common Stock will entitle the holder thereof to one (1) vote on such matters. Immediately after this Offering, William C. France, the Company's Chairman of the Board and Chief Executive Officer, and James C. France, its President and Chief Operating Officer, will in the aggregate beneficially own shares of Class B Common Stock representing approximately 51.8% of the Company's outstanding Common Stock. Commencing on the 91st day after this Offering, each share of Class B Common Stock will be convertible on a one-for-one basis at any time at the election of the holder into one fully paid and nonassessable share of Class A Common Stock. The Class A Common Stock is not convertible into Class B Common Stock. See "Description of Capital Stock."
- -----------------------------------------------------------------------------
SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
- -----------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           UNDERWRITING
             PRICE TO      DISCOUNTS AND               PROCEEDS TO
              PUBLIC        COMMISSIONS(1)              COMPANY(2)
- -------------------------------------------------------------------
Per Share       $              $                     $
Total(3)     $              $                      $

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2) Before deducting expenses of the Offering, estimated at $       .
(3) The Company and a Selling Shareholder have granted the Underwriters a 30-day option to purchase up to 600,000 additional shares of Class A
    Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to the
    Selling Shareholder will be $         , $       , $          and $
       , respectively.
    -------------------------------------------------------------------------
   The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery
on or about           , 1996, at the office of Smith Barney Inc., 333 West
34th Street, New York, New York 10001.
- -----------------------------------------------------------------------------
Smith Barney Inc.                                              Raymond James &
                                                               Associates, Inc.
            , 1996

                                    [PHOTOS]

   Unless the context otherwise requires, references herein to the "Company" mean International Speedway Corporation and its wholly owned subsidiaries considered as one enterprise. "DAYTONA USA/registered trademark/," the "Daytona 500/registered trademark/," "Talladega Superspeedway/registered trademark/," "Darlington/registered trademark/" and "World Center of Racing/registered trademark/" are registered trademarks and service marks of International
Speedway Corporation. "NASCAR/registered trademark/" and "Grand National/registered trademark/" are registered trademarks and service marks of the National Association for Stock Car Auto Racing, Inc. ("NASCAR").
- ----------------------------------------------------------------------------- IN
CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              PROSPECTUS SUMMARY

   THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, (I) THE INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION,
(II) ALL SHARE AND PER SHARE DATA HAS BEEN RETROACTIVELY ADJUSTED TO GIVE EFFECT TO A RECAPITALIZATION AND RELATED STOCK SPLIT TO BECOME EFFECTIVE CONCURRENTLY WITH THIS OFFERING AS DESCRIBED IN "THE COMPANY--THE RECAPITALIZATION," AND (III) A REFERENCE TO A "FISCAL" YEAR MEANS THE TWELVE MONTHS ENDED AUGUST 31 OF SUCH YEAR. THE COMPANY WILL CHANGE ITS FISCAL YEAR TO NOVEMBER 30 EFFECTIVE DECEMBER 1, 1996.

                                 THE COMPANY

   International Speedway Corporation is a leading promoter of motorsports activities in the United States. The Company owns and operates three of the nation's premier superspeedways--Daytona International Speedway in Florida, home of the Daytona 500, widely recognized as the most prestigious stock car race in the world; Talladega Superspeedway in Alabama, the fastest stock car track; and Darlington Raceway in South Carolina, the first stock car superspeedway. The Company also operates Tucson Raceway Park in Arizona, owns a 50% interest in the Watkins Glen International road course in New York, and holds a 12% interest in Penske Motorsports, Inc., which owns and operates Michigan International Speedway and Pennsylvania's Nazareth Speedway and is constructing The California Speedway near Los Angeles. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports-themed entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.

   The Company, including Watkins Glen, currently promotes over 70 stock car, sports car, truck, motorcycle and other racing events annually, including seven Winston Cup races, five Busch Grand National races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. In fiscal 1995 and the nine months ended May 31, 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 79.5% and 77.9%, respectively, of the Company's total revenues. Based on statistics developed by The Goodyear Tire and Rubber Co. ("Goodyear"), spectator attendance at NASCAR's Winston Cup and Busch Grand National events increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, each of CBS, ABC, ESPN, TBS and TNN has recently experienced increased ratings for its televised NASCAR Winston Cup events. Attracted by these increases in spectators and ratings, leading consumer product and manufacturing companies have expanded their participation in the motorsports industry. The Company's major sponsors include Pepsi, Anheuser Busch, Sears, Winston, Gatorade, Pontiac, Ford, Chevrolet, Goodyear, Dupont and Rolex.

   The Company attributes its historical increases in revenues and profits to the increasing popularity of Winston Cup, Busch Grand National and other motorsports events in the United States, as well as an operating strategy that emphasizes (i) senior management's long-standing involvement with the development and growth of the motorsports industry, (ii) capital improvements and other efforts designed to maximize race spectators' total entertainment experience, (iii) marketing programs targeting both corporate customers and consumers, (iv) the development of long-term relationships with sponsors, and
(v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.

   The Company expects to continue to increase its revenues and profitability by focusing on the key elements of its growth strategy, including (i) expanding the Company's existing track facilities to satisfy spectator demand, (ii) capitalizing on the prestige and brand name recognition of the Daytona International Speedway through projects such as DAYTONA USA and licenses for video and computer games, publications, toys and apparel, (iii) increasing the Company's television broadcast revenues, (iv) acquiring and/or developing additional motorsports facilities in new markets, and (v) expanding the use of existing resources and facilities.


                                 THE OFFERING

Class A Common Stock offered............ 4,000,000 shares

Common Stock to be outstanding           4,000,000 shares of Class A Common Stock
after the Offering......................34,423,890 shares of Class B Common Stock
                                        38,423,890 total shares of Common Stock

Use of proceeds.........................Additions and improvements to track facilities, working capital and other
                                        general corporate purposes.

Proposed Nasdaq National Market symbol "ISCA"

                        SUMMARY FINANCIAL INFORMATION

                                            YEAR ENDED AUGUST 31, (1)
                                           --------------------------
                                               1993          1994
                                           ------------ ------------
                                            (IN THOUSANDS, EXCEPT PER
                                            SHARE, SELECTED OPERATING
                                               AND INDUSTRY DATA)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ........................      $32,078       $36,935
 Motorsports related income .............       16,557        18,764
 Food, beverage and souvenir income  ....        9,515        12,291
 Other income ...........................        1,003           943
                                           ------------  ------------
  Total revenues ........................       59,153        68,933
Expenses:
 Direct expenses:
  Prize and point fund monies and NASCAR
    sanction fees .......................        8,251         9,412
  Motorsports related expenses ..........       10,470        11,470
  Food, beverage and souvenir expenses  .        4,775         7,867
 General and administrative expenses  ...       13,046        14,307
 Depreciation ...........................        3,006         3,828
                                           ------------  ------------
  Total expenses ........................       39,548        46,884
Operating income ........................       19,605        22,049
Net income ..............................       12,763(2)     14,566
Earnings per share ......................      $   .37       $   .42
SELECTED OPERATING DATA:
Operating margin ........................        33.1%         32.0%
Total admissions ........................      767,717       848,134
Number of seats(3):
 Daytona International Speedway  ........       99,204       103,600
 Talladega Superspeedway ................       67,435        74,793
 Darlington Raceway .....................       32,455        37,281
 Watkins Glen ...........................       26,061        26,061
INDUSTRY DATA:
Attendance at Winston Cup events(4)  ....    4,020,000     4,896,000
Attendance at Busch Grand
  National events(4) ....................    1,165,000     1,302,000

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                       NINE MONTHS ENDED MAY 31,
                                                        -----------------------
                                               1995         1995         1996
                                           ------------  ----------  ----------

INCOME STATEMENT DATA:
Revenues:
 Admissions, net ........................    $ 43,274     $ 33,014     $ 37,735
 Motorsports related income .............      24,033       18,657       21,060
 Food, beverage and souvenir income  ....      14,442       11,165       13,593
 Other income ...........................         423          501          607
                                           ------------  ----------   ----------
  Total revenues ........................      82,172       63,337       72,995
Expenses:
 Direct expenses: .......................
  Prize and point fund monies and NASCAR
    sanction fees .......................      11,765        8,752       10,157
  Motorsports related expenses ..........      11,604        8,913       10,649
  Food, beverage and souvenir expenses  .       8,107        6,175        8,093
 General and administrative expenses  ...      18,202       12,635       14,869
 Depreciation ...........................       4,798        3,436        4,133
                                           ------------  ----------   ----------
  Total expenses ........................      54,476       39,911       47,901
Operating income ........................      27,696       23,426       25,094
Net income ..............................      18,363       14,454       14,886
Earnings per share ......................    $    .53     $    .42     $    .43
SELECTED OPERATING DATA:
Operating margin ........................        33.7%       37.0%        34.4%
Total admissions ........................     985,739      735,484      756,076
Number of seats(3):
 Daytona International Speedway  ........     109,779      109,779      113,149
 Talladega Superspeedway ................      82,671       82,671       95,256
 Darlington Raceway .....................      39,917       39,917       42,553
 Watkins Glen ...........................      28,095       28,095       33,221
INDUSTRY DATA:
Attendance at Winston Cup events(4)  ....   5,327,000          N/A          N/A
Attendance at Busch Grand
  National events(4) ....................   1,604,000          N/A          N/A

                                       MAY 31, 1996
                              -----------------------------
                                 ACTUAL      AS ADJUSTED(5)
                              ------------  ---------------
BALANCE SHEET DATA:
Working capital (deficit)  .    $ (2,810)      $  20,890
Total assets ...............     150,525         206,225
Long-term debt .............           0               0
Total Shareholders' equity       101,684         157,384

- --------
(1) The Company will change its fiscal year-end to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

(2) Reflects income of $288,000 attributable to the cumulative effect of a change in accounting principle.

(3) Consists of seating in grandstands and luxury suites. Excludes infield admission.

(4) This information relates to the year ended December 31 of the specified fiscal year and was obtained from public information provided by Goodyear.

(5) Adjusted to reflect the sale of 4,000,000 shares of Class A Common Stock by the Company (at an assumed initial public offering price of $15.00 per share) and the application of the net proceeds therefrom as set forth in "Use of Proceeds."

                                 RISK FACTORS

   PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT IN THE COMPANY.

DEPENDENCY UPON NASCAR

   The Company's success has been and will remain dependent upon maintaining a good working relationship with NASCAR, the sanctioning body for Winston Cup, NASCAR's Busch Series, Grand National Division ("Busch Grand National") and certain other races promoted by the Company. The Company and Watkins Glen International, Inc., its 50%-owned subsidiary ("Watkins Glen"), have sanctioning agreements to promote and market seven Winston Cup races, four Busch Grand National races and a number of other NASCAR races for the 1997 racing season. Each NASCAR event sanctioning agreement is awarded on an annual basis. In fiscal 1995 and the nine months ended May 31, 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 79.5% and 77.9%, respectively, of the Company's total revenues. Although William C. France and James C. France presently control both the Company and NASCAR and management believes that the Company will continue to maintain an excellent relationship with NASCAR for the foreseeable future, NASCAR is under no obligation to continue to enter into sanctioning agreements with the Company to promote any event. Failure to obtain a sanctioning agreement for a major NASCAR event would have a material adverse effect on the Company's financial condition and results of operations. Moreover, although the Company's general growth strategy includes the possible development and/or acquisition of additional motorsports facilities, there can be no assurance that NASCAR will enter into sanctioning agreements with the Company to promote races at such facilities. See "NASCAR."

DEPENDENCE ON KEY PERSONNEL

   The Company's continued success will depend upon the availability and performance of its senior management team, particularly William C. France, the Company's Chairman of the Board and Chief Executive Officer, James C. France, its President and Chief Operating Officer, and Lesa D. Kennedy, its Executive Vice President (collectively the "France Family Executives"), each of whom possesses unique and extensive industry knowledge and experience. While the Company believes that its senior management team has significant depth, the loss of any of the Company's key personnel or its inability to attract and retain key employees in the future could have a material adverse effect on the Company's operations and business plans. See "NASCAR," "Business--Growth Strategy" and "Management."

POTENTIAL CONFLICTS OF INTEREST

   William C. France and James C. France beneficially own all of NASCAR's capital stock, and each of the France Family Executives, the Company's Vice President-Administration, the Company's General Counsel and certain other non-officer employees devote portions of their time to NASCAR's affairs. Each of the France Family Executives devotes substantial time to the Company's affairs and all of the Company's other executive officers are available to the Company on a full-time basis. In addition, the Company strives to ensure, and management believes, that the terms of the Company's transactions with NASCAR are no less favorable to the Company than those which could be obtained in arms'-length negotiations. Nevertheless, certain potential conflicts of interest between the Company and NASCAR exist with respect to, among other things, (i) the terms of any sanctioning agreements that may be awarded to the Company by NASCAR, (ii) the amount of time devoted by the France Family Executives and certain other Company employees to NASCAR's affairs, and (iii) the amounts charged or paid to NASCAR for office rental, transportation costs, shared executives, administrative expenses and similar items. See "NASCAR," "Management" and "Certain Transactions."

INDUSTRY SPONSORSHIPS AND GOVERNMENT REGULATION

   The motorsports industry and the Company generate significant recurring revenue from the promotion, sponsorship and advertising of various companies and their products. Government regulation can adversely impact the availability to motorsports of this promotion, sponsorship and advertising revenue. Advertising by the tobacco and alcoholic beverage industries is generally subject to greater governmental regulation than advertising by other sponsors of the Company's events. In August 1996, the U.S. Food and Drug Administration (the "FDA") issued regulations concerning advertising and sales of cigarettes and smokeless tobacco to minors which would, in part, restrict tobacco industry sponsorship of all sporting events, including motorsports, effective February 1998. The FDA regulations prohibit the present practice of tobacco product brand name sponsorship of, or identification with, motorsports events, entries and teams. If these rules become effective, no assurance can be given that suitable alternative sponsors for the events, entries and teams could be located. Management is aware of pending legal challenges, as well as legislative initiatives, which could change or prevent the scheduled implementation of these regulations. However, the final outcome of the challenges to the regulations is uncertain, and the ultimate impact on the motorsports industry and the Company, if any, is unclear. The Company is not aware of any proposed governmental regulation which would materially limit the availability to motorsports of promotion, sponsorship or advertising revenues from the alcoholic beverage industry. Advertising and sponsorship revenues from the tobacco and alcoholic beverage industries accounted for approximately 1.6% and 1.9% of the Company's total revenue in fiscal 1995 and the nine months ended May 31, 1996, respectively. In addition, the tobacco and alcoholic beverage industries provide financial support to the motorsports industry through, among other things, their purchase of advertising time, their sponsorship of racing teams and their sponsorship of racing series such as NASCAR's Winston Cup and Busch Grand National series.

COMPETITION

   The Company's racing events face competition from other spectator-oriented sporting events and other leisure and recreational activities. As a result, the Company's revenues will be affected by the general popularity of motorsports, the availability of alternative forms of recreation and changing consumer preferences. The Company's racing events also compete with other racing events sanctioned by various racing bodies such as NASCAR, Championship Auto Racing Teams, Inc. ("CART"), the United States Auto Club ("USAC"), the National Hot Rod Association ("NHRA"), the Sports Car Club of America ("SCCA"), the International Motor Sports Association ("IMSA"), the Automobile Racing Club of America ("ARCA") and others. Management believes that the primary elements of competition in attracting motorsports spectators and corporate sponsors to a racing event and facility are the type and caliber of promoted racing events, facility location, sight lines, pricing and customer conveniences that contribute to a total entertainment experience. Many sports and entertainment businesses have resources that exceed those of the Company. See "Business--Competition."

IMPACT OF CONSUMER SPENDING ON RESULTS

   The success of the Company's operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, business conditions, interest rates and taxation. These factors can impact both attendance at the Company's events and the financial results of the motorsports industry's principal sponsors. There can be no assurance that consumer spending will not be adversely affected by economic conditions, thereby impacting the Company's growth, revenue and profitability.

UNCERTAIN PROSPECTS OF NEW MOTORSPORTS FACILITIES

   The Company's growth strategy includes the potential acquisition and/or development of new motorsport facilities. The Company's ability to implement successfully this element of its growth strategy will depend on a number of factors, including (i) the Company's ability to obtain one or more additional sanctioning agreements to promote Winston Cup, Busch Grand National or other major events at these new facilities, (ii) the cooperation of local government officials, (iii) the Company's capital resources, (iv) the Company's ability to control construction and operating costs, and (v) the

Company's ability to hire and retain qualified personnel. The Company's inability to implement its expansion plans for any reason would adversely affect its business prospects. In addition, expenses associated with developing, constructing and opening a new facility may have a negative effect on the Company's financial condition and results of operations in one or more future reporting periods. See "Business--Growth Strategy."

FINANCIAL IMPACT OF BAD WEATHER

   The Company promotes outdoor motorsports events. Weather conditions affect sales of, among other things, tickets, concessions and souvenirs at these events. Although the Company sells tickets well in advance of its most popular events, poor weather conditions could have a material adverse effect on the Company's results of operations, particularly any interruption of the Company's February "Speedweeks" events.

LIABILITY FOR PERSONAL INJURIES

   Motorsports can be dangerous to participants and to spectators. The Company maintains insurance policies that provide coverage within limits that management believes should generally be sufficient to protect the Company from material financial loss due to liability for personal injuries sustained by persons on the Company's premises in the ordinary course of Company business. Nevertheless, there can be no assurance that such insurance will be adequate or available at all times and in all circumstances. The Company's financial condition and results of operations would be adversely affected to the extent claims and associated expenses exceed insurance recoveries.

ENVIRONMENTAL AND ZONING MATTERS

   Management believes that the Company's operations are in substantial compliance with all applicable federal, state and local environmental laws and regulations. Nonetheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. State and local laws relating to the protection of the environment also include noise abatement laws that may be applicable to the Company's racing events. Changes in the provisions or application of federal, state or local environmental laws, regulations or requirements, or the discovery of theretofore unknown conditions, could also require additional material expenditures by the Company.

   In addition, the development of new motorsports facilities (and, to a lesser extent, the expansion of existing facilities) requires compliance with applicable federal, state and local land use planning, zoning and environmental regulations. Regulations governing the use and development of real estate may prevent the Company from acquiring or developing prime locations for motorsports facilities, substantially delay or complicate the process of improving existing facilities, and/or materially increase the costs of any of such activities.

SEASONALITY AND VARIABILITY OF QUARTERLY RESULTS

   The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. Historically, the Company has incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company will change its fiscal year-end from August 31 to November 30 effective December 1, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality and Quarterly Results."

BROAD DISCRETION REGARDING PROCEEDS OF THE OFFERING

   A substantial portion of the net proceeds of this Offering has been allocated to working capital and general corporate purposes. Accordingly, management will have broad discretion as to the application of the Offering proceeds. Pending the Company's use of such proceeds for general corporate purposes, including improvements to existing facilities and the possible acquisition and/or development of new facilities, such proceeds will be placed in interest-bearing investments. It is possible that the return on such investments will be less than that which would be realized were the Company immediately to use such funds for other purposes.

EFFECTIVE VOTING CONTROL BY FRANCE FAMILY GROUP AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK

   Holders of Class A Common Stock have per share voting rights that are one-fifth (1/5th) of the voting rights of holders of Class B Common Stock. One of the principal purposes of having two classes of Common Stock with different voting rights is to maintain existing shareholders' control of the Company. After the closing of this Offering, William C. France, James C. France, members of their families and affiliates (collectively the "France Family Group") will in the aggregate beneficially own approximately 55.0% of the Company's outstanding capital stock and retain approximately 60.0% of the combined voting power of both classes of the Company's Common Stock. Accordingly, if such persons vote their shares of Common Stock in the same manner, they will have sufficient voting power (without the consent of the Company's other shareholders) to elect the entire Board of Directors of the Company and, in general, to determine the outcome of various matters submitted to shareholders for approval, including fundamental corporate transactions.

   The members of the France Family Group have advised the Company that they do not presently intend to convert the shares of Class B Common Stock beneficially owned by them into shares of Class A Common Stock. To the extent that holders of Class B Common Stock other than the France Family Group elect to convert such shares, the relative voting power of the France Family Group will increase. Voting control by the France Family Group may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the holder of Class A Common Stock might receive a premium for their shares over prevailing market prices. See "Principal Shareholders" and "Description of Capital Stock."

POSSIBLE ANTI-TAKEOVER EFFECTS OF FLORIDA LAW, CHARTER PROVISIONS AND PREFERRED STOCK

   Certain provisions of Florida law and the Company's Amended and Restated Articles of Incorporation ("Articles") may deter or frustrate a takeover attempt of the Company that a shareholder might consider in its best interest. Among other things, the Company's Articles (i) divide the Company's Board of Directors into three classes, each of which serves for different three-year periods, (ii) provide that special meetings of the shareholders may be called only by the Board of Directors or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting, and (iii) establish certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at annual shareholders' meetings. In addition, upon consummation of this Offering, the Company will be authorized to issue one million shares of preferred stock in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of Common Stock. Issuance of shares of Preferred Stock could also be used as an anti-takeover device. The Company has no current intentions or plans to issue any such Preferred Stock. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this Offering, all of the shares of Class A Common Stock offered hereby will be eligible for public sale without restriction. Approximately 13.1 million additional shares of Class A Common Stock issuable upon conversion of currently outstanding shares of Class B Common Stock will become eligible for public sale commencing 90 days after the effective date of this Offering. The holders of the approximately 21.3 million remaining outstanding shares of Class B Common Stock have agreed not to sell or otherwise dispose of such shares, without the consent of Smith Barney Inc., until 180 days after this Offering. After such date, all such shares may be sold subject to the limitations of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"). Future sales of substantial amounts of Common Stock, or the potential for such sales, could adversely affect prevailing market prices. See "Shares Eligible for Future Sale."

LACK OF PRIOR PUBLIC MARKET AND VOLATILITY OF STOCK PRICE

   Prior to this Offering, there has been no public market for the Company's Class A Common Stock. Moreover, there can be no assurance that an active trading market in either class of the Company's Common Stock will develop subsequent to this Offering or, if developed, that it will be sustained. The initial public offering price of the Class A Common Stock will be determined by negotiation among the Company and the Representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Upon commencement of this Offering, the Class A Common Stock will be quoted on the Nasdaq National Market, which has experienced and may continue to experience significant price and volume fluctuations which could adversely affect the market price of the Class A Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company, earnings below analyst estimates, and the financial performance and other activities of the Company's principal sponsors and other publicly traded motorsports companies could cause the price of the Class A Common Stock to fluctuate substantially.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

   This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, (i) the Company's growth strategies, (ii) anticipated trends in the motorsports industry and demographics, and (iii) the Company's ability to enter into contracts with television networks and sponsors. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described in "Risk Factors," including, among others, general economic conditions, governmental regulation and competitive factors. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire.

                                 THE COMPANY

THE RECAPITALIZATION

   Concurrently with the effectiveness of this Offering, the Company will modify its authorized capital (the "Recapitalization") to include one million shares of Preferred Stock, 80 million shares of Class A Common Stock and 40 million shares of Class B Common Stock. See "Description of Capital Stock." Pursuant to the Recapitalization, all of the Company's currently outstanding shares of common stock will automatically be converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock. As a result, after the Recapitalization and this Offering are effected, the Company will have outstanding 4,000,000 shares of Class A Common Stock and 34,423,890 shares of Class B Common Stock. In addition, as part of the recapitalization the Company retired its then existing treasury stock effective August 31, 1996.

GENERAL

   The Company was incorporated in 1953 under the laws of the State of Florida under the name "Bill France Racing, Inc." and changed its name to "International Speedway Corporation" in 1968. The Company's principal executive offices are located at 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, and its telephone number is (904) 254-2700.

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the 4,000,000 shares of Class A Common Stock offered by the Company hereby, assuming an initial public offering price of $15.00 per share, are estimated to be approximately $55.7 million, after deduction of underwriting discounts and commissions and estimated expenses of the Offering. The Company intends to use approximately $32.0 million of such net proceeds to fund the completion of certain additions and improvements to the Company's motorsports facilities, including additional suites and grandstand seating at Daytona International Speedway, Talladega Superspeedway and Darlington Raceway. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Growth Strategy" and "Business--Motorsports Facilities."

   The approximately $23.7 million of remaining net proceeds will be used for working capital and other general corporate purposes, including potential acquisitions and continued improvements to and expansion of the Company's operations. However, the Company does not currently have any understanding or arrangement regarding any potential acquisition. Pending such uses, the Company intends to invest the net proceeds of this Offering in money market funds or other interest-bearing obligations.

                               DIVIDEND POLICY

   The Company has historically paid annual cash dividends on its common stock. See "Selected Financial Data." However, the Company does not have a formal dividend policy nor any expectation that comparable dividends will continue to be paid in the future. Future dividends, if any, will depend upon the Company's future earnings, capital requirements and financial condition, as well as such other factors as the Company's Board of Directors may deem relevant. Accordingly, there can be no assurance that dividends will be paid.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of May 31, 1996, after giving retroactive effect to the Recapitalization (see "The Company--The Recapitalization"), and as adjusted to give effect to the sale of the 4,000,000 shares of Class A Common Stock offered by the Company hereby (assuming an initial public offering price of $15.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds."

                                                                                  MAY 31, 1996
                                                                          ---------------------------
                                                                             ACTUAL      AS ADJUSTED
                                                                          -----------  --------------
                                                                                 (IN THOUSANDS)
Long-term debt .........................................................    $     --     $      --
Shareholders' equity:
 Preferred Stock, $.01 par value, 1,000,000 shares authorized, no
   shares issued and outstanding .......................................          --            --
 Class A Common Stock, $.01 par value, 80,000,000 shares authorized, no
   shares issued and outstanding, 4,000,000 as adjusted ................          --            40
 Class B Common Stock, $.01 par value, 40,000,000 shares authorized,
   34,423,890 shares issued and outstanding ............................         344           344
 Common Stock, $.10 par value, 5,000,000 shares authorized, no shares
   issued and outstanding ..............................................          --
 Additional paid-in capital.............................................       8,127        63,787
 Retained earnings .....................................................      95,190        95,190
 Unearned compensation--restricted stock(1) ............................      (1,977)       (1,977)
                                                                          -----------  --------------
  Total shareholders' equity ...........................................     101,684       157,384
                                                                          -----------  --------------
  Total capitalization .................................................    $101,684      $157,384
                                                                          ===========  ==============

- ----------

(1) See Note 9 of Notes to the Company's Consolidated Financial Statements.

                           SELECTED FINANCIAL DATA

   The following selected historical financial data as of and for each of the fiscal years ended August 31, 1991 through 1995 have been derived from the Company's Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data as of and for the nine months ended May 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company. In the Company's opinion, such unaudited consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for such periods. The results of operations for the nine months ended May 31, 1996 are not indicative of results that may be expected for the full year. For comparability, certain prior period results have been reclassified to conform to the presentation adopted in fiscal 1996. The following selected financial data should be read in conjunction with the Company's Consolidated Financial Statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                            YEAR ENDED AUGUST 31, (1)
                                               --------------------------------------------------
                                                   1991         1992         1993         1994
                                               -----------  -----------   -----------  ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Revenues:
 Admissions, net ............................   $ 26,489     $ 29,423      $ 32,078     $ 36,935
 Motorsports related income .................     14,004       15,341        16,557       18,764
 Food, beverage and souvenir income  ........      3,261        6,048         9,515       12,291
 Other income ...............................      2,412        1,476         1,003          943
                                               -----------  -----------   -----------  -----------
  Total revenues ............................     46,166       52,288        59,153       68,933
Expenses:
 Direct expenses:
     Prize and point fund monies and NASCAR
      sanction fees  ........................      6,733        7,370         8,251        9,412
  Motorsports related expenses ..............     10,166       10,127        10,470       11,470
  Food, beverage and souvenir expenses  .....      1,270        2,759         4,775        7,867
 General and administrative expenses  .......     10,775       11,816        13,046       14,307
 Depreciation ...............................      2,288        2,612         3,006        3,828
                                               -----------  -----------   -----------  -----------
  Total expenses ............................     31,232       34,684        39,548       46,884
                                               -----------  -----------   -----------  -----------
Operating income ............................     14,934       17,604        19,605       22,049
Interest income, net ........................        855          502           724          972
Equity in net income (loss) from equity
  investments ...............................        310          300           (27)         207
                                               -----------  -----------   -----------  -----------
Income before income taxes ..................     16,099       18,406        20,302       23,228
Income taxes ................................      5,812        6,712         7,827        8,662
                                               -----------  -----------   -----------  -----------
Income before cumulative effect of change in
  accounting principle ......................     10,287       11,694        12,475       14,566
Cumulative effect of change in accounting
  principle .................................         --          --          288           --
                                               -----------  -----------   -----------  -----------
Net income ..................................    $10,287      $11,694       $12,763      $14,566
                                               ===========  ===========   ===========  ===========
Earnings per share:
   Before cumulative effect of change in
    accounting principle  ...................    $   .28      $   .34       $   .36      $   .42
 Cumulative effect of change in
   accounting principle .....................         --          --          .01           --
                                               -----------  -----------   -----------  -----------
Earnings per share ..........................    $   .28      $   .34       $   .37      $   .42
                                               ===========  ===========   ===========  ===========
Dividends per share .........................    $   .02      $   .03       $   .03      $   .04
BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit) .................    $  7,765     $13,301       $16,356      $11,839
Total assets ................................     58,317       67,540        78,487       96,401
Long-term debt ..............................      5,100        2,300            --          --
Total shareholders' equity ..................     33,053       43,638        55,236       68,277

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                              NINE MONTHS ENDED
                                                                   MAY 31,
                                                           ------------------------
                                                  1995        1995         1996
                                               ----------  ----------   -----------

INCOME STATEMENT DATA:
Revenues:
 Admissions, net ............................    $43,274     $33,014      $37,735
 Motorsports related income .................     24,033      18,657       21,060
 Food, beverage and souvenir income  ........     14,442      11,165       13,593
 Other income ...............................        423         501          607
                                               ----------  ----------   -----------
  Total revenues ............................     82,172      63,337       72,995
Expenses:
 Direct expenses:
     Prize and point fund monies and NASCAR
      sanction fees  ........................     11,765       8,752       10,157
  Motorsports related expenses ..............     11,604       8,913       10,649
  Food, beverage and souvenir expenses  .....      8,107       6,175        8,093
 General and administrative expenses  .......     18,202      12,635       14,869
 Depreciation ...............................      4,798       3,436        4,133
                                               ----------  ----------   -----------
  Total expenses ............................     54,476      39,911       47,901
                                               ----------  ----------   -----------
Operating income ............................     27,696      23,426       25,094
Interest income, net ........................      1,436       1,065          754
Equity in net income (loss) from equity
  investments ...............................        285        (733)        (946)
                                               ----------  ----------   -----------
Income before income taxes ..................     29,417      23,758       24,902
Income taxes ................................     11,054       9,304       10,016
                                               ----------  ----------   -----------
Income before cumulative effect of change in
  accounting principle ......................     18,363      14,454       14,886
Cumulative effect of change in accounting
  principle .................................         --          --           --
                                               ----------  ----------   -----------
Net income ..................................   $ 18,363    $ 14,454     $ 14,886
                                               ==========  ==========   ===========
Earnings per share:
   Before cumulative effect of change in
    accounting principle  ...................   $    .53    $    .42     $    .43
 Cumulative effect of change in
   accounting principle .....................         --          --           --
                                               ----------  ----------   -----------
Earnings per share ..........................   $    .53    $    .42     $    .43
                                               ==========  ==========   ===========
Dividends per share .........................   $    .05    $    .05     $    .05
BALANCE SHEET DATA (END OF PERIOD):
  Working capital (deficit) .................   $ 20,821    $ 18,593     $ (2,810)
Total assets ................................    119,571     119,384      150,525
Long-term debt ..............................         --          --           --
Total shareholders' equity ..................     85,247      81,237      101,684

- ----------
(1) The Company will change its fiscal year-end to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations--Seasonality and Quarterly Results."

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

   The following table sets forth, for each of the indicated periods, certain selected income statement data as a percentage of total revenues:

                                                 YEAR ENDED AUGUST
                                                        31,
                                               --------------------
                                                  1993       1994
                                               ---------  ---------
Revenues:
 Admissions, net ............................     54.2%      53.6%
 Motorsports related income .................     28.0       27.2
 Food, beverage and souvenir income  ........     16.1       17.8
 Other income ...............................      1.7        1.4
  Total revenues ............................    100.0%     100.0%

Expenses:
 Direct expenses:
     Prize and point fund monies and NASCAR
      sanction fees  ........................     13.9       13.7
  Motorsports related expenses ..............     17.7       16.6
  Food, beverage and souvenir expenses  .....      8.1       11.4
 General and administrative expenses  .......     22.1       20.8
 Depreciation ...............................      5.1        5.5
                                               ---------  ---------
  Total expenses ............................     66.9       68.0
                                               ---------  ---------
Operating income ............................     33.1       32.0
Interest income, net ........................      1.2        1.4
Equity in net income (loss) from
  equity investments ........................      (.0)        .3
                                               ---------  ---------
Income before income taxes ..................     34.3       33.7
Income taxes ................................     13.2       12.6
                                               ---------  ---------
Income before cumulative effect of change in
  accounting principle ......................     21.1       21.1
Cumulative effect of change in
  accounting principle ......................       .5         --
                                               ---------  ---------
Net income ..................................     21.6%      21.1%
                                               =========  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                            NINE MONTHS ENDED
                                                                 MAY 31,
                                                          ---------------------
                                                  1995       1995       1996
                                               ---------  ---------   ---------
Revenues:
 Admissions, net ............................     52.7%      52.1%       51.7%
 Motorsports related income .................     29.2       29.5        28.9
 Food, beverage and souvenir income  ........     17.6       17.6        18.6
 Other income ...............................      0.5        0.8         0.8
  Total revenues ............................    100.0%     100.0%      100.0%

Expenses:
 Direct expenses:
     Prize and point fund monies and NASCAR
      sanction fees  ........................     14.3       13.8        13.9
  Motorsports related expenses ..............     14.1       14.1        14.6
  Food, beverage and souvenir expenses  .....      9.9        9.7        11.1
 General and administrative expenses  .......     22.2       19.9        20.3
 Depreciation ...............................      5.8        5.5         5.7
                                               ---------  ---------   ---------
  Total expenses ............................     66.3       63.0        65.6
                                               ---------  ---------   ---------
Operating income ............................     33.7       37.0        34.4
Interest income, net ........................      1.7        1.7         1.0
Equity in net income (loss) from
  equity investments ........................       .3       (1.2)       (1.3)
                                               ---------  ---------   ---------
Income before income taxes ..................     35.7       37.5        34.1
Income taxes ................................     13.4       14.7        13.7
                                               ---------  ---------   ---------
Income before cumulative effect of change in
  accounting principle ......................     22.3       22.8        20.4
Cumulative effect of change in
  accounting principle ......................       --         --          --
                                               ---------  ---------   ---------
Net income ..................................     22.3%      22.8%       20.4%
                                               =========  =========   =========

COMPARISON OF NINE MONTHS ENDED MAY 31, 1996 AND NINE MONTHS ENDED MAY 31,
1995

   Admission income increased during the nine months ended May 31, 1996, as compared to the corresponding period of the prior year, primarily due to increased attendance at the Company's major racing events and increases in ticket prices for such events. Third quarter increases in attendance and related admissions income for events conducted at the Company's Darlington and Talladega facilities were partially offset by the rescheduling of a major motorcycle event at the Company's Daytona facility due to inclement weather.

   Increased interest in motorsports is reflected in both live and broadcast audiences. This continued interest has enabled the Company to successfully negotiate favorable current year contracts for broadcast rights, promotional fees and advertising. The combined effect of these contracts accounted for over three-quarters of the increase in motorsports related income for the nine months ended May 31, 1996, as compared to the same period of the preceding year. The remaining increase in motorsports related income for the nine months ended May 31, 1996, as compared to the prior year, is due primarily to increases in parking and rentals of the Company's hospitality facilities in the current year and is partially offset by a decline in royalty revenues from the Company's trademark license to a single licensee whose home entertainment products are in the later stages of the product life cycle.

   During the nine months ended May 31, 1996, Americrown Service Corporation, an indirect wholly owned subsidiary of the Company ("Americrown"), continued to expand its operations by providing food and beverage services at outdoor sporting events and entertainment activities unrelated to motorsports events conducted by the Company. The revenue generated by these new business opportunities accounted for over two-thirds of the increase in food, beverage and souvenir income for the nine month period ended May 31, 1996, as compared to the corresponding period of the prior year. The remaining increase in food, beverage and souvenir income for the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, is attributed to increased attendance at motorsports events conducted by the Company and increases in certain prices.

   Standard NASCAR sanction agreements require a percentage of broadcast revenues be paid as prize money to participants in the events. As a result of increased broadcast revenues, the Company experienced a corresponding increase in prize money. This increased prize money, combined with increased point fund money, accounted for approximately three-quarters of the increase in prize and point fund monies and NASCAR sanction fees for the nine-month period ended May 31, 1996 as compared to the corresponding period of the prior year.

   Motorsports related expenses, as a percentage of combined admissions and motorsports related income, remained relatively constant for the nine months ended May 31, 1996 and 1995.

   As food, beverage and souvenir income increases, the Company experiences increases in related product costs and personnel expenses. Personnel related expenses, product costs and other fees associated with the expanded operations of Americrown accounted for approximately one-half of the increase in food, beverage and souvenir expenses for the nine-month period ended May 31, 1996, as compared with the corresponding period of the prior year. Personnel related expenses and product costs associated with the Company's ongoing food, beverage and souvenir operations accounted for the majority of the remaining increase.

   General and administrative expenses, as a percentage of total operating revenues, remained relatively constant for the nine months ended May 31, 1996 and 1995.

   Because of the seasonal concentration of racing events, the results of operations for the nine-month period ended May 31, 1996 are not indicative of the results to be expected for the full year.

COMPARISON OF FISCAL 1995, FISCAL 1994 AND FISCAL 1993.

   Admission income increased during fiscal 1994 and fiscal 1995 due to increases in attendance and increases in certain ticket prices. Attendance at NASCAR Winston Cup events conducted at the Company's facilities increased approximately 9% in fiscal 1995 and fiscal 1994. The increases in attendance in both years resulted from the continued overall increased interest in motor sports as well as increased seating capacity at the Company's Daytona, Talladega and Darlington facilities.

   The increased interest in motor sports is reflected in both live and broadcast audiences. This continued interest has enabled the Company to successfully negotiate favorable contracts for broadcast rights, promotional fees and advertising in both fiscal 1994 and 1995. The combined effect of these contracts accounted for approximately 57% and 78% of the increase in motorsports related income for fiscal 1995 and fiscal 1994, respectively.

   Increased rentals of the Company's hospitality facilities accounted for the majority of the remaining increase in motorsports related income for fiscal 1994, while approximately 52% of the remaining increase in fiscal 1995 resulted from royalties received from the Company's trademark licenses. The majority of the increase in royalties resulted from fees received from a single licensee which manufactures home entertainment products.

   During fiscal 1995, the Company conducted eight events at its Tucson facility which were promoted as "Winter Heat." Promotional and broadcast revenues related to these new events accounted for the remaining increase in motorsports related income for fiscal 1995.

   During both fiscal 1994 and fiscal 1995, Americrown expanded its operations through new business opportunities. During fiscal 1994, Americrown assumed the catering operations at the Company's Daytona and Talladega facilities. In fiscal 1995, the catering operation at Daytona International Speedway was further increased. In addition, during fiscal 1995, Americrown expanded its operations by providing food and beverage services at two outdoor sporting events unrelated to International Speedway Corporation. The revenue generated by these new business opportunities accounted for approximately one-quarter of the increase in food, beverage and souvenir income during fiscal 1995, and over 40% of the increase in fiscal 1994.

   The remaining increase in food, beverage and souvenir income for fiscal 1994 and fiscal 1995 resulted from increases in both food service and souvenir merchandise revenue. Management believes increased attendance at events conducted at the Company's facilities contributed to increases in food service and souvenir merchandise sales in both periods. In addition, per capita food service revenue increased approximately 16% and 17% during fiscal 1995 and fiscal 1994, respectively, as a result of changes to menus and pricing, while strategic merchandising efforts implemented in fiscal 1994 resulted in a per capita increase in souvenir revenues of approximately 8% in that year.

   The Company's average cash balances have increased as operations have expanded. This increase in average cash balances, combined with generally higher average interest rates, resulted in increased interest income during fiscal 1994 and fiscal 1995.

   Standard NASCAR sanction agreements require a percentage of broadcast revenues be paid as prize money to participants in the events. As a result of increased broadcast revenues, the Company experienced a corresponding increase in prize money in both fiscal 1995 and fiscal 1994. This increased prize money, combined with increased point fund money, accounted for more than 80% of the increase in prize and point fund monies and NASCAR sanction fees for fiscal 1994 and fiscal 1995.

   As food, beverage and souvenir income increase, the Company experiences a corresponding increase in related product costs and personnel expenses. The overall cost of sales for food, beverage and souvenirs was reduced by 2% for fiscal 1995. In addition, during fiscal 1995, the Company discontinued the mail order catalog developed and distributed during fiscal 1994. The elimination of promotional costs associated with the catalog reduced food, beverage and souvenir expenses an additional 2% during fiscal 1995. These decreases accounted for the majority of the decrease in food, beverage and souvenir expenses as a percentage of food, beverage and souvenir income in fiscal 1995 as compared to fiscal 1994.


   Substantially all of the increase in food, beverage and souvenir expense for fiscal 1994 was attributable to increased cost of sales, payroll and personnel costs, event support costs and travel costs related to the expanded operations of Americrown, as discussed above.

   General and administrative expenses have remained constant at approximately 22% of operating income for each of fiscal 1993, fiscal 1994 and fiscal 1995.

LIQUIDITY

   Management believes that a high degree of liquidity is desirable due to the inherent insurance and weather risks associated with the production of large outdoor sporting and entertainment events. The trend during the past several years has been for the Company to have increasing liquidity. This trend has been due to a general increase in interest in motorsports, reflected in increased live and broadcast audiences, and generally favorable weather conditions for the events conducted at the Company's facilities. However, the Company experienced a decrease in liquidity from August 31, 1995 to May 31, 1996 as it began to utilize its liquid assets for capital projects and investments as described below under "--Capital
Resources". Pending receipt of the proceeds of this Offering, liquidity is expected to continue to decrease as the Company completes the capital projects described below.

   The Company's combined position in cash and cash equivalents and short-and long-term investments at May 31, 1996 decreased from August 31, 1995 primarily as a result of payments made for capital projects, the investment in PSH Corp., as described below, and the reacquisition of previously issued common stock. The decrease was offset in part by cash flows from operations.

   The Company's working capital at May 31, 1996 decreased from August 31, 1995 due primarily to the use of cash for its investment in PSH Corp. and to finance capital projects. Working capital also decreased due to a decrease in prepaid expenses and other current assets resulting from recognition of the August 31, 1995 prepaid expenses related to the September 1995 event held at Darlington Raceway, an increase in accounts payable related to capital improvements, an increase in other current liabilities related to dividends declared but unpaid as of May 31, 1996, and an increase in income taxes payable as a result of income from operations and the timing of estimated tax deposits. The decrease in working capital was partially offset by an increase in receivables related primarily to increases in motorsports related broadcast rights and promotional fees and Americrown's expanded food and beverage operations.

   Receivables increased for the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, primarily due to increases in motorsports related advertising and promotional revenues and Americrown's expanded food and beverage operations. These increases were partially offset by the timing of receipts for promotional fees at the Company's Talladega facility and royalty revenues accrued in the prior year.

   Prepaid expenses and other current assets decreased for the nine months ended May 31, 1996, as compared to the corresponding period of the prior year, due to the recognition of increased costs of competition prepaid at August 31, 1995 related to the September 1995 Darlington event.

   Accounts payable increased for the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, primarily due to payables related to capital projects.

   Deferred revenue increased for the nine months ended May 31, 1996, as compared to the same period of 1995, primarily due to an increase in seating capacity and certain ticket prices for future motorsports events and sponsorship of DAYTONA USA.

   The increase in cash surrender value of life insurance for the nine months ended May 31, 1996, as compared to the nine months ended May 31, 1995, is due to collateral assignment split-dollar insurance agreements entered into by the Company during the first quarter of fiscal 1996. These agreements cover the lives of the Company's Chief Executive Officer and President, and their respective spouses. Pursuant to the agreements, the Company will advance the annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements.

   The increase in proceeds from maturities of investments during the nine months ended May 31, 1996, as compared to the corresponding period of 1995, is the result of the shift in the Company's investment portfolio to short-term, highly liquid investments. Rather than being reinvested, a significant portion of the proceeds from maturities of these investments were used to finance capital projects and the investment in PSH Corp.

   The Company intends to continue to maintain the policy of investing excess cash primarily in short-term investments. The staggered maturities of these short-term investments would provide the

Company with sufficient cash to cover the expenses arising from a delay, postponement or cancellation of an event due to poor weather conditions or other contingencies.

CAPITAL RESOURCES

   The Company continues to invest in the expansion and general improvement of its facilities. The amount of capital expenditures, however, can materially change from year to year based on approved projects and the availability of working capital resources.

   In addition to the Winston Tower and DAYTONA USA projects described below, the Company's Board of Directors has approved expansion projects and general improvements with an estimated cost to complete of approximately $26.3 million at May 31, 1996. These projects consist primarily of additions and renovations to spectator capacity, administrative facilities, concession facilities and equipment. Management anticipates the completion of these projects within the next 24 months based on the availability of working capital resources.

   In addition to the capital projects described above, the Company's Board of Directors approved two significant new capital expenditures in fiscal 1994--an addition to the Winston Tower at the Daytona International Speedway and the development of the Company's DAYTONA USA motorsports theme amusement complex.

   The Winston Tower addition will encompass additional grandstands and suites, as well as catering and concession facilities. Construction began in July 1995. The project is expected to be completed in the fall of 1996. At May 31, 1996, the total estimated cost to complete this project was approximately $4.7 million.

   DAYTONA USA combines interactive mediums, theaters, historical memorabilia and exhibits to form a motorsports-themed entertainment complex. The complex opened to the public on July 5, 1996, and is located adjacent to the existing "World Center of Racing" Visitors Center at Daytona International Speedway. As of May 31, 1996, remaining costs related to this project were approximately $3.0 million.

   Total capital expenditures during the first nine months of fiscal 1996 increased approximately $14.7 million over the amount spent in the corresponding period of the prior year, primarily due to the DAYTONA USA and Winston Tower projects, as described above.

   Based on the Company's current liquidity, cash and investment positions, as well as the Company's unused lines of credit of approximately $16 million, management believes that its present capital resources are sufficient to meet anticipated financing requirements for the balance of fiscal 1996. Moreover, in management's opinion, financing resources are available to provide sufficient liquidity for continuing operations on a long-term basis.

   Equity investments increased from August 31, 1995 as a result of the purchase by Facility Investments, Inc., a newly formed wholly-owned subsidiary of the Company, of 200 shares of the common stock, representing 20% of the outstanding shares, of PSH Corp. for $14,975,000 in cash. The remaining 80% of PSH Corp. is indirectly owned by the privately held Penske Corporation. Prior to March, 1996, PSH Corp. owned 85% of the outstanding shares of Penske Motorsports, Inc. Penske Motorsports, Inc. then owned 100% of the outstanding shares of Penske Speedway, Inc., which owned and operated Michigan International Speedway, owned approximately 85% of Nazareth Speedway in Pennsylvania, 2% of North Carolina Motor Speedway (Rockingham), 100% of a racing souvenir retailer called Motorsports International Corp., and 100% of The California Speedway Corporation, which is constructing the California Speedway on 460 acres of land near Ontario, California.

   The Company's investment in PSH Corp. exceeded its share of the underlying net assets of PSH Corp. by approximately $7.3 million. The excess is being amortized into expense by decreasing the equity in income of equity investments using the straight-line method over twenty years. The amount amortized for the nine months ended May 31, 1996 was approximately $184,000.

   In March 1996, Penske Motorsports, Inc. ("PMI") effected a recapitalization resulting in PMI ownership of 100% of the outstanding shares of Michigan International Speedway, Inc. ("MIS") (f/k/a Penske Speedway, Inc.), Pennsylvania International Raceway, Inc., The California Speedway Corporation, Motorsports International Corp., Competition Tire West, Inc. and Competition Tire South, Inc. MIS owns 2% of North Carolina Motor Speedway. Also pursuant to the recapitalization, all of the preferred stock that had been previously issued by PMI to Kaiser Ventures, Inc. was automatically converted into shares of PMI common stock. After giving effect to the foregoing transactions, but prior to the commencement of the offering described below, the effective beneficial ownership of the common stock of PMI by PSH Corp. was approximately 84%.

   Subsequent to the recapitalization, PMI completed an initial public offering ("IPO") by issuing 3,737,500 shares of common stock at a price to the public of $24 per share. The proceeds to PMI, after underwriting discounts and commissions, were approximately $83.1 million. After PMI's IPO, PSH Corp. owns approximately 59.9% of PMI. As a result of the IPO, in the quarter ending May 31, 1996 the Company recorded an increase in its investment in PSH Corp. of approximately $7.6 million, and recorded corresponding increases in deferred income taxes and capital in excess of par value of approximately $2.9 million and $4.7 million, respectively.

   The increase in equity investments from August 31, 1995 was partially offset by the recognition of the Company's share of the current losses from operations of PSH Corp. and Watkins Glen International. The Company uses the equity method to account for its investments in PSH Corp. and Watkins Glen. Due to the seasonal concentration of racing events at the subsidiaries of PSH Corp. and at Watkins Glen, the results at May 31, 1996 are not indicative of the results to be expected for the full year.

   The change in income taxes payable at May 31, 1996 as compared to August 31 and May 31, 1995, is due to the seasonal nature of the Company's business and the timing of estimated tax deposits.

   The deferred income tax liability at May 31, 1996, increased from August 31, 1995 primarily as a result of differences between financial and tax accounting treatments relating to depreciation expense and the Company's equity investments.

SEASONALITY AND QUARTERLY RESULTS

   The Company derives most of its income from event admissions and related revenue from a limited number of NASCAR-sanctioned races. As a result, the Company's business has been, and is expected to remain, highly seasonal based on the timing of major race events. For example, the Mountain Dew Southern 500 is traditionally held on the Sunday preceding Labor Day. Accordingly, the admission revenue for that race and/or certain of its supporting events may be recognized in either the fiscal quarter ending August 31 or the fiscal quarter ending November 30.

   Historically, the Company has incurred net losses in the fiscal quarter ending November 30, and achieved its highest net income in the fiscal quarter ending February 28. Partly in response to this seasonality and the desire to better conform to the traditional racing season, the Company will change its fiscal year-end from August 31 to November 30 effective December 1, 1996. This will result in a three-month transition period commencing September 1, 1996 and ending November 30, 1996. In addition, management anticipates that the date for the Company's Diehard 500 race will be moved from the fiscal quarter ending August 31 to the fiscal quarter ending November 30 commencing in 1997. The following table presents certain unaudited financial data for each fiscal quarter of the Company's two most recent fiscal years:

                                                                        FISCAL QUARTER ENDED
                             -----------------------------------------------------------------------------------------------------
                               NOVEMBER 30,    FEBRUARY 28,     MAY 31,     AUGUST 31,    NOVEMBER 30,   FEBRUARY 28,     MAY 31,
                                   1994            1995           1995         1995           1995           1996          1996
                             --------------- ---------------  ---------- ------------- --------------- --------------- -----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total revenues ............      $ 6,694         $35,022        $21,621      $18,835        $ 8,542        $40,277        $24,176
Operating income (loss)  ..       (1,607)         18,942          6,091        4,270         (1,474)        20,338          6,230
Net income (loss) .........         (871)         11,672          3,653        3,909         (1,020)        12,089          3,817
Earnings (loss) per share           (.03)            .34            .11          .11           (.03)           .35            .11

INFLATION

   Management does not believe that inflation has had a material impact on operating costs and earnings of the Company.

                                    NASCAR

   The National Association for Stock Car Auto Racing, Inc. ("NASCAR") has been influential in the growth and development of both the Company's operations and professional stock car racing generally. NASCAR, all of whose capital stock is beneficially owned by William C. France and James C. France, the Company's principal shareholders, is widely recognized as the premier official sanctioning body of professional stock car racing in the United States. See "Principal Shareholders" and "Certain Transactions." NASCAR conducts all races that constitute the Winston Cup and Busch Grand National stock car series, as well as the Craftsman Truck series and a number of other racing series and events. The Company derived approximately 79.5% and 77.9% of its total revenues from NASCAR-sanctioned racing events at the Company's facilities in fiscal 1995 and the nine months ended May 31, 1996, respectively.

OVERVIEW OF STOCK CAR RACING

   Professional stock car racing developed in the Southeastern United States in the 1930's. It began to mature in 1947, when William H.G. France (the father of the Company's Chairman and President) organized NASCAR. The first NASCAR-sanctioned race was held in 1948 in Daytona Beach, Florida. In 1959, the Company completed construction of the Daytona International Speedway and promoted the first "Daytona 500." The motorsports industry began to gather momentum in the mid-1960's, when major North American automobile and tire manufacturers first offered engineering and financial support. In the early 1970's, NASCAR created a more elite circuit focused on the best drivers. Accordingly, it reduced the number of races in its premier series, now known as the Winston Cup series, from approximately 50 to approximately 30.

   NASCAR events, particularly Winston Cup races, enjoy a large and growing base of spectator support. Based on information developed independently by Goodyear, spectator attendance at Winston Cup and Busch Grand National events has increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, the entire 1996 Winston Cup series is currently broadcast to national television audiences by five networks: CBS, ABC, ESPN, TBS and TNN. In addition, Winston Cup, Busch Grand National and other major NASCAR-sanctioned races receive extensive national radio coverage, including on programs produced and syndicated by the Company's MRN Radio network. Management believes that increased media coverage has led to national recognition of NASCAR drivers, which has further increased the popularity of the sport, thereby resulting in (i) record NASCAR race attendance, (ii) increasing payments to track owners for broadcast rights and sponsorship fees, and (iii) increased sales of motorsports-related souvenirs. Management believes that the increasing payments for broadcast rights and sponsorship fees are also the result of the demographic appeal of the motorsports spectator base to advertisers. See "--Economics of Stock Car Racing-Spectators." Corporate sponsors of NASCAR-sanctioned events now include a large number of leading manufacturing and consumer products companies.

GOVERNANCE OF STOCK CAR RACING

   NASCAR regulates its membership (including drivers, their crews, team owners and track owners), the composition of race cars and the sanctioning of races. It sanctions events by means of one-year agreements executed with track owners, each of which specifies the race date, the sanctioning fee and the purse. NASCAR officials control qualifying procedures, the line-up of the cars, the start of the race, the control of cars throughout the race, the election to stop or delay a race, "pit" activity, "flagging," the positioning of cars, the assessment of lap and time penalties and the completion of the race.

   By sanctioning an event, NASCAR does not warrant, either expressly or by implication, nor is it responsible for, the financial or other success of the sanctioned event or the number or identity of vehicles or competitors participating in the event. Similarly, no existing NASCAR sanction agreement, nor anything in the course of dealing between NASCAR and the Company, should be construed to require NASCAR to enter into a sanction agreement or to issue a sanction for any other event in the future.

ECONOMICS OF STOCK CAR RACING

   The primary participants in the business of stock car racing are spectators, sponsors, track owners, drivers and team owners.

   SPECTATORS. Total attendance at all 1995 Winston Cup, Busch Grand National and Craftsman Truck Series events exceeded 7.4 million spectators. Moreover, according to Nielsen Media Research ("Nielsen"), approximately 58 million households watched televised Winston Cup events in 1995, reflecting an average of approximately 1.9 million households per event. The Company believes that the demographic profile of the growing base of spectators has considerable appeal to track owners, sponsors and advertisers. According to Simmons Market Research Bureau, Inc. and Performance Research, approximately 38% of NASCAR spectators are women and 69% are between the ages of 18 and 44. The Company believes that motorsports spectators are loyal to both the sport of motor racing and to the sponsors of the sport.

   SPONSORS. Drawn to the sport by its attractive demographics, sponsors are active in all phases of professional stock car racing. In addition to directly supporting racing teams through the funding of certain costs of their operations, sponsors support track owners by paying fees associated with specific name events such as the "Pepsi 400", the "Diehard 500" or the "Busch Clash of '96." In return, sponsors receive advertising exposure through television and radio coverage, newspapers, race programs, brochures and advertising at the track on race day.

   TRACK OWNERS. Track owners such as the Company market and promote events at their facilities. Their principal revenue sources generally include (i) admissions, (ii) television and radio broadcast fees, (iii) sponsorship fees,
(iv) food and beverage concessions, (v) the sale of merchandise such as souvenirs, collectibles and apparel, (vi) hospitality fees paid for catering receptions and private parties, (vii) parking, (viii) luxury suite rentals, and
(ix) advertising on track signage and in souvenir racing programs. Sanction agreements require race track operators to pay fees to the relevant sanctioning body for each sanctioned event conducted, including sanction fees and prize money. With the exception of NASCAR's Craftsman Truck Series, track owners negotiate directly with television and radio networks for coverage of NASCAR-sanctioned events.

   DRIVERS. Although a majority of drivers contract independently with team owners, certain drivers own their own teams. Drivers receive income from contracts with team owners, sponsorship fees and prize money. Successful drivers may also receive income from personal endorsement fees and souvenir sales. The success and personality of a driver can be an important marketing advantage for team owners because it can help attract corporate sponsorships and generate sales for officially licensed merchandise vendors such as the Company.

   TEAM OWNERS. In most instances, team owners bear the financial risk of placing their teams in competition. They (i) contract with drivers, (ii) acquire racing vehicles and support equipment, (iii) hire pit crews and mechanics, and
(iv) syndicate sponsorship of their teams.

THE WINSTON CUP

   The most prominent and well-attended NASCAR-sanctioned events are the Winston Cup events. According to statistics compiled by Goodyear, total attendance at Winston Cup events increased from approximately 3.3 million in 1990 to approximately 5.3 million in 1995.

   The Winston Cup Series begins in February with "Speedweeks" (consisting of the annual "Busch Clash" all star event, the Gatorade 125's and a number of other premier racing events culminating in the Daytona 500) and concludes with the "NAPA 500" in November. Including two all star races, 33 races are sanctioned annually to 18 tracks operating in 15 states. The following table shows the 1996 Winston Cup schedule (events held at facilities operated by the Company and Watkins Glen are noted in bold).

DATE              TRACK LOCATION         RACE
- ----              --------------         ----
FEBRUARY 11       DAYTONA BEACH, FL      BUSCH CLASH OF '96*
FEBRUARY 18       DAYTONA BEACH, FL      DAYTONA 500
February 25       Rockingham, NC         Goodwrench 400
March 3           Richmond, VA           Pontiac Excitement 400
March 10          Hampton, GA            Purolator 500
MARCH 24          DARLINGTON, SC         TRANSOUTH FINANCIAL 400
March 31          Bristol, TN            Food City 500
April 14          N. Wilkesboro, NC      First Union 400
April 21          Martinsville, VA       Goody's Headache Powders 500
APRIL 28          TALLADEGA, AL          WINSTON SELECT 500
May 5             Sonoma, CA             Save Mart Supermarkets 300
May 18            Concord, NC            The Winston Select*
May 26            Concord, NC            Coca-Cola 600
June 2            Dover, DE              Miller 500
June 16           Long Pond, PA          Pocono 500
June 23           Brooklyn, MI           Miller 400
JULY 6            DAYTONA BEACH, FL      PEPSI 400
July 14           Loudon, NH             Slick 50 300
July 21           Long Pond, PA          Miller 500
JULY 28           TALLADEGA, AL          DIEHARD 500
August 3          Indianapolis, IN       The Brickyard 400
AUGUST 11         WATKINS GLEN, NY       THE BUD AT THE GLEN
August 18         Brooklyn, MI           GM Goodwrench Service 400
August 24         Bristol, TN            Goody's Headache Powders 500
SEPTEMBER 1       DARLINGTON, SC         MOUNTAIN DEW SOUTHERN 500
September 7       Richmond, VA           Miller 400
September 15      Dover, DE              MBNA 500
September 22      Martinsville, VA       Goody's 500
September 29      N. Wilkesboro, NC      Tyson Holly Farms 400
October 6         Concord, NC            UAW-GM Quality 500
October 20        Rockingham, NC         AC-Delco 400
October 27        Phoenix, AZ            Dura-Lube 500
November 10       Hampton, GA            NAPA 500

- ----------
* Non-point event.

   As the table indicates, no track currently promotes more than two Winston Cup point events. The Company had sanctioning agreements for two such point events at each of its three superspeedways, as well as a sanctioning agreement for the non-point "Busch Clash of '96" all star race at Daytona International Speedway. In addition, the Company owns 50% of Watkins Glen, which had a sanctioning agreement for "The Bud at the Glen" Winston Cup race.

THE BUSCH GRAND NATIONAL SERIES AND OTHER NASCAR EVENTS

   The NASCAR circuit generally perceived as second in prominence to the Winston Cup is the Busch Grand National Series. In 1996, 26 Busch Grand National events will be promoted at over 20 tracks in 16 states. Many track owners, including the Company, host Busch Grand National events in conjunction with a Winston Cup event in order to boost overall attendance for a race weekend. The Company and Watkins Glen had sanctioning agreements for five Busch Grand National races in 1996: the Goody's Headache Powders 300, the Lysol 200, the Humminbird Fishfinder 500K and two Dura-Lube 200s, all of which were televised.

   In addition to Winston Cup and Busch Grand National events, NASCAR sanctions various other stock car racing events and series, including the NASCAR Winston Racing Series, Craftsman Truck Series, Goody's Dash Series and Winston West Series.

OTHER MOTORSPORTS

   Other motorsports include stock car racing not sanctioned by NASCAR, as well as "Indy car," "Formula One," sports car, motorcycle and go-kart racing.

   STOCK CAR RACING. In addition to NASCAR, the Automobile Racing Club of America ("ARCA") sanctions a stock car racing circuit. In 1996, the Company promoted two ARCA races, including the Daytona ARCA 200, the annual season-opener for the ARCA Bondo/Mar-Hyde Supercar series. The Company also promoted two of the four races in the International Race of Champions ("IROC") series, in which a selected field of 12 drivers from different motorsports disciplines compete in equally prepared Pontiac Firebird Trans-Ams.

   INDY CAR RACING. "Indy cars" take their name from cars which race at the Indianapolis Motor Speedway, which holds the "Indianapolis 500" on the Sunday before Memorial Day every year. Indy car racing is sanctioned by two associations: United States Auto Club ("USAC"), which governs the conduct of the Indianapolis 500 and races comprising the newly formed Indy Racing League; and Championship Auto Racing Teams, Inc. ("CART"), which was formed by Indy car owners in 1979. The Company does not currently promote Indy car races.

   FORMULA ONE AND SPORTS CAR RACING. Formula One car races are typically held outside the United States and are sanctioned by the Federation Internationale de l'Automobile ("FIA"). Although FIA also serves as an umbrella organization for other sanctioning bodies for Company-promoted races, the Company does not currently promote Formula One races. Sports car racing is sanctioned in the United States by the Sports Car Club of America ("SCCA") and by the International Motor Sports Association ("IMSA"), which sanction races held on road courses throughout the country. The Company promotes a number of sports car racing events sanctioned by SCCA and IMSA, including the Rolex 24 at Daytona, which management believes is the most prestigious endurance sports car event held in the United States.

   MOTORCYCLE AND GO-KART RACING. The American Motorcyclists Association ("AMA") sanctions motorcycle races and the World Karting Association ("WKA") sanctions go-kart races. The Company promotes numerous motorcycle and go-kart racing events at its facilities, including the Daytona 200 by Arai (part of the AMA Superbike National Championship Series) and the BMW Battle of the Legends, each of which is conducted in connection with the Company's Camel Motorcycle Week held each Spring in Daytona Beach.

                                   BUSINESS

   The Company is a leading promoter of motorsports activities in the United States. The Company owns and operates three of the nation's premier superspeedways--Daytona International Speedway in Florida, home of the Daytona 500, widely recognized as the most prestigious stock car race in the world; Talladega Superspeedway in Alabama, the fastest stock car track; and Darlington Raceway in South Carolina, the first stock car superspeedway. The Company also operates Tucson Raceway Park in Arizona, owns a 50% interest in the Watkins Glen International road course in New York, and holds a 12% interest in Penske Motorsports, Inc., which owns and operates Michigan International Speedway and Pennsylvania's Nazareth Speedway and is constructing The California Speedway near Los Angeles. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction, a motorsports themed-entertainment complex that includes interactive media, theaters, historical memorabilia and exhibits.

   The Company, including Watkins Glen, currently promotes over 70 stock car, sports car, truck, motorcycle and other racing events annually, including seven Winston Cup races, five Busch Grand National races, the premier sports car endurance event in the United States (the Rolex 24 at Daytona) and a number of prestigious motorcycle races. In fiscal 1995 and the nine months ended May 31, 1996, NASCAR-sanctioned races at the Company's facilities accounted for approximately 79.5% and 77.9%, respectively, of the Company's total revenues. Based on statistics developed by Goodyear, spectator attendance at NASCAR's Winston Cup and Busch Grand National events increased at compound annual growth rates of 15.1% and 17.3%, respectively, from 1993 to 1995. Moreover, each of CBS, ABC, ESPN, TBS and TNN has recently experienced increased ratings for its televised NASCAR Winston Cup events. Attracted by these increases in spectators and ratings, leading consumer product and manufacturing companies have expanded their participation in the motorsports industry. The Company's major sponsors include Pepsi, Anheuser Busch, Sears, Winston, Gatorade, Pontiac, Ford, Chevrolet, Goodyear, Dupont and Rolex.

OPERATING STRATEGY

   Key elements of the Company's general operating strategy emphasize (i) senior management's long-standing involvement with the development and growth of the motorsports industry, (ii) ongoing capital improvements and other efforts designed to maximize race spectators' total entertainment experience, (iii) marketing programs targeting both corporate customers and consumers, (iv) the development of long-term relationships with sponsors, and (v) the use of media to increase awareness of the Company's major racing events and the motorsports industry.

   LONG-TERM PERSPECTIVE OF MOTORSPORTS INDUSTRY. Members of the France family have been involved in senior management positions with the Company since its formation in 1953. In addition, the France family has been instrumental in the development of the nation's motorsports industry through their organization and control of NASCAR. See "NASCAR." The Company believes that senior management's extensive network of contacts in the motorsports industry, as well as the Company's reputation as a long-term steward for the sport, frequently enhance the Company's ability to learn of and pursue new market and other growth opportunities. The Company also believes that the France family's long-standing involvement with the Company has provided a number of other significant competitive advantages, including a reduced risk of disruption in the Company's operating policies and long-range strategies, which in turn provides an assurance of continuity to employees, sponsors, sanctioning bodies and other entities that enter into commitments or relationships with the Company. Moreover, the experience and expertise of the Company and its senior management team extend beyond stock car racing to a wide variety of other motorsports disciplines, including sports cars and motorcycles.

   COMMITMENT TO CUSTOMER SATISFACTION. The Company believes that its growth has to a significant degree resulted from its emphasis on enhancing race spectators' total entertainment experience. The Company continually strives to increase the comfort, view and amenities offered to race spectators, which management believes serves to maximize customer loyalty. To that end, the Company has in recent years engaged in a series of capital improvements, including the construction of additional permanent grandstand seating, new luxury suites, innovative corporate entertainment facilities and a number of improvements to food and beverage concession, restroom and other customer convenience facilities. The Company's efforts to improve customer satisfaction have also included the hiring of an event coordinator responsible for upgrading the performance of the Company's temporary event personnel, as well as the establishment of Americrown, the Company's concessions and catering subsidiary.

   EMPHASIS ON MARKETING. Management believes that it is important to market the Company's scheduled racing events to both corporate customers and consumers. The Company's marketing and promotional activities include the direct solicitation of prospective event sponsors and other corporate sponsors by the Company's Vice President-Marketing, other executive officers, members of the Company's seven-person marketing staff and marketing personnel at each of the Company's superspeedways. Sponsorship-related marketing opportunities for a typical race event include luxury suite rentals, block ticket sales, Company-catered hospitality, and souvenir race program and track signage advertising. The Company also markets its events by offering tours of its facilities, advertising on television and radio, conducting direct mail campaigns and staging a wide variety of pre-race promotional activities. Moreover, the DAYTONA USA entertainment complex and the Company's computer and video game, apparel and other merchandise licenses are intended in part to increase the awareness and popularity of motorsports with younger spectators and thereby ensure a foundation for future growth.

   DEVELOPMENT OF STRATEGIC ALLIANCES WITH SPONSORS. Management believes that the promotional and advertising expenditures of major sponsors provide the Company with a wide variety of indirect marketing and other benefits. Accordingly, the Company devotes significant resources to developing long-term relationships with leading consumer products and manufacturing companies. Although the identities of sponsors and the terms of sponsorships change from time to time, principal Company sponsors currently include Pepsi, Anheuser Busch, Winston, Sears and Rolex. Some contracts allow the sponsor to name a particular racing event, as in the "Diehard 500" and the "Pepsi 400." Other consideration ranges from official car designation to advertising and promotional rights in the sponsor's product category. Management believes that the commitments of Ford, Dupont, Gatorade, Goodyear, STP, Pontiac, Chevrolet, Circuit City and others as founding sponsors for the Company's DAYTONA USA entertainment complex demonstrate the opportunities for strategic alliances available to the Company in today's competitive marketing environment.

   UTILIZATION OF MEDIA TO MAXIMIZE EXPOSURE. The Company negotiates directly with network and cable television companies for live coverage on all of its races except NASCAR's Craftsman Truck Series. All of the Company's Winston Cup and Busch Grand National races are televised on CBS, ESPN, TBS and TNN, and management intends to seek similar arrangements for other racing events when opportunities arise. The Company also produces and syndicates its Winston Cup, Busch Grand National and Craftsman Truck series races, as well as other races promoted by the Company or third parties, over its proprietary Motor Racing Network ("MRN"), which is currently carried by more than 400 radio stations. See "--Operations--MRN Radio." Management also seeks to increase the visibility of its racing events and facilities through local and regional media interaction.

GROWTH STRATEGY

   The Company intends to increase its revenues and profitability by capitalizing on both its existing competitive strengths and the growth and popularity of motorsports generally. Key components of this growth strategy are as follows:

   EXPAND EXISTING FACILITIES. Management believes that the spectator demand for its largest events continues to exceed existing seating capacity. Accordingly, the Company plans to continue its expansion by adding permanent grandstand seating and luxury suites at each of its superspeedways. During fiscal 1997, the Company expects to (i) complete its pending addition to Daytona International Speedway's Winston Tower, which will add 15 new luxury suites seating approximately 360 spectators and approximately 1,350 premium-level grandstand seats, (ii) complete construction of approximately 12,500 additional grandstand seats on Daytona International Speedway's backstretch, (iii) add 10 additional suites and approximately 6,500 grandstand seats at Talladega Superspeedway, and
(iv) add approximately 7,900 grandstand seats at Darlington Raceway. In the long term, the Company intends to continue to expand each of its superspeedways based upon customer demand and available capital.

   CAPITALIZE ON "DAYTONA" FRANCHISE. Management believes that the Daytona International Speedway enjoys international brand name recognition as a result of its association with the sport's history and development, the prestige and caliber of the Daytona 500 and other racing events held at the track, as well as the generally greater speeds resulting from its length and unique, high banked tri-oval configuration, all of which provide a significant competitive advantage. In addition, Daytona International Speedway's landmark position as the "World Center of Racing" is supported by serving as venue for racing events in a wide variety of motorsports races held on nine different weekends, including (i) the supercross, vintage, road race and other motorcycle events held in conjunction with Daytona's annual Camel Motorcycle Week, (ii) the IMSA sports car endurance races hosted by the Company, including the Rolex 24 at Daytona, and (iii) the season opener for the IROC series, in which a selected field of 12 drivers from different motorsports disciplines compete in equally prepared Pontiac Firebird Trans-Ams.

   The Company has recently initiated a number of projects to capitalize on Daytona's prestige and brand name recognition. In July 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction. This entertainment complex includes interactive media, theaters, historical memorabilia and exhibits. See "--Operations--DAYTONA USA." Management believes that this complex will be able to capitalize on the year-round tourism generated by Disney World and other Central Florida attractions, thereby (i) increasing the usage of the Company's Daytona facility, (ii) expanding the Company's concessions, track tour and souvenir sales, and (iii) providing greater visibility for the Company's business and motorsports generally, which in turn is expected to increase spectator interest. Management also believes that the Company's relationships with DAYTONA USA's founding sponsors will provide a springboard to expanded strategic alliances in the future. Other examples of the Company's ability to take advantage of its brand recognition include Sega Corp.'s popular DAYTONA USA video arcade and CD ROM computer race games, which have generated both royalty fees and increased consumer awareness of the Company's motorsports activities, particularly among the youth market.

   INCREASE TELEVISION REVENUES. Motorsports are experiencing significant growth in television viewership. According to USA Today, the 1995 Winston Cup races televised by CBS, ABC, ESPN, TBS, and TNN reflected ratings increases of 15%, 16%, 22%, 25% and 28%, respectively. Moreover, according to Nielsen, the Company's Daytona 500 and Winston Select 500 racing events had the highest Winston Cup network and cable television ratings, respectively, in 1995 with the Daytona 500 reaching almost 7.5 million households. This significant growth in viewership, together with unique market conditions that favor prestigious "content" providers, is expected to result in higher broadcast rights fees from television networks in the near future. The Company has an agreement in principle with CBS with respect to the television broadcast rights for the 1997 Diehard 500, as well as the Busch Clash of '97, Gatorade 125's, Daytona 500 and Busch Grand National race to be held in the 1997 Speedweeks. In addition, the Company has an agreement with ESPN to televise each of the Company's other 1997 Winston Cup events, as well as the February 1997 Speedweeks events not being televised by CBS, including the season openers for the NASCAR Goody's Dash and ARCA Bondo/Mar-Hyde Supercar series. Moreover, in order to take further advantage of the heightened media interest in stock car racing and the Company's premier events, the Company is currently engaged in negotiations that are expected to lead to multi-year arrangements for the Company's Winston Cup, Busch Grand National and a number of other racing events.

   ACQUIRE OR DEVELOP ADDITIONAL MOTORSPORTS FACILITIES. The Company also intends to pursue growth through the acquisition and/or development of motorsports facilities as appropriate opportunities arise. Management believes that the Company's November 1995 investment in Penske Motorsports exemplifies the Company's commitment to increasing its motorsports presence. In addition, the Company recently engaged an independent sports facility consultant to assist the Company with feasibility analyses and management's contemplated exploration of public/ private partnerships, all of which activities are intended to lead to the development of one or more motorsports facilities in new markets. Moreover, senior management personnel regularly review acquisition prospects that would augment or complement the Company's existing operations or otherwise offer significant growth opportunities. However, there can be no assurance that suitable candidates will be available or, because of competition from other potential purchasers or other business reasons, that the Company will be able to consummate acquisitions of additional motorsports facilities on satisfactory terms. At the present time, the Company does not have any arrangement or understanding with respect to any acquisition transactions.

   EXPAND USE OF EXISTING RESOURCES AND FACILITIES. The Company believes that it will be able to expand the use of its facilities and resources by providing outsourcing services to other promoters of large sports and entertainment events. For example, the Company has been able to capitalize on Americrown's large fleet of mobile food service equipment by providing concessions and catering for a number of unaffiliated, outdoor sporting events in the southeastern United States, including several LPGA golf tournaments and the Indy 200 held at Disney World. Management intends to take similar advantage of its extensive network of event personnel, including supervisory, security, gate admission and other employees, by offering turnkey temporary employee services to third party promoters. In addition, the Company will continue to seek revenue-producing uses for the Company's track facilities on days not committed to racing events. Such other uses may include car shows, auto fairs, driving schools, vehicle testing and settings for television commercials, print advertisements and motion pictures.

OPERATIONS

   The Company's operations consist principally of racing events at its four tracks. The Company also owns a 50% interest in Watkins Glen and a 12% interest in Penske Motorsports. In addition, the Company owns and operates the DAYTONA USA entertainment complex, provides catering and concession services to third parties and operates the MRN Radio network.

RACING EVENTS

   The 1996 race schedule for the Company and Watkins Glen, its 50%-owned subsidiary, includes eight Winston Cup races (including the Busch Clash of '96 all star event), five Busch Grand National races and various other NASCAR races and events. In addition, the Company promotes a number of other stock car, sports car, motorcycle and go-kart racing events, including events sanctioned by IMSA, ARCA, USAC, SCCA, AMA, WKA, the Championship Cup Series ("CCS"), the American Historic Racing Motorcycle Association ("AHRMA") and the Sportscar Vintage Racing Association ("SVRA"). The 1996 racing schedule for events promoted by the Company and Watkins Glen is as follows:

                                                         SANCTIONING
         DATE                       EVENT                   BODY             TRACK
       ----------        ----------------------------    -----------       ---------
       February 2                 90-Minute Endurance           IMSA         Daytona
                                         Championship
     February 3-4                 Rolex 24 at Daytona           IMSA         Daytona
      February 10        Busch Pole Day (Daytona 500)         NASCAR         Daytona
      February 11                  Busch Clash of '96         NASCAR         Daytona
                                     Daytona ARCA 200           ARCA         Daytona
      February 15                      Gatorade 125's         NASCAR         Daytona
      February 16                     Daytona USA 200         NASCAR         Daytona
                          True Value Firebird IROC XX         NASCAR         Daytona
      February 17         Goody's Headache Powder 300         NASCAR         Daytona
      February 18                         Daytona 500         NASCAR         Daytona
        March 1-3                    CCS/NASB Weekend            CCS         Daytona
        March 4-5                       Classics Days          AHRMA         Daytona
          March 8                750 Supersport Final            AMA         Daytona
                            BMW Battle of the Legends          AHRMA
                       International Lightweight 100K            AMA
          March 9         Daytona Supercross by Honda            AMA         Daytona
         March 10        600 Supersport International            AMA         Daytona
                                       Challenge 100K
                      Harley-Davidson Supertwin Final            AMA
                                  Daytona 200 By Arai            AMA
         March 22      Busch Pole Day (TranSouth 400)         NASCAR      Darlington
         March 23                       Dura-Lube 200         NASCAR      Darlington
         March 24             TranSouth Financial 400         NASCAR      Darlington
          April 6                       Opening Night         NASCAR          Tucson
         April 13            NASCAR Super Late Models         NASCAR          Tucson
         April 20            NASCAR Super Late Models         NASCAR          Tucson
         April 26  Toro Pole Day (Winston Select 500)         NASCAR       Talladega
         April 27            NASCAR Super Late Models         NASCAR          Tucson
                                    Mountain Dew 500k           ARCA       Talladega
                          True Value Firebird IROC XX         NASCAR       Talladega
         April 28                  Winston Select 500         NASCAR       Talladega

                                                         SANCTIONING
         DATE                       EVENT                   BODY             TRACK
       ----------        ----------------------------    -----------       ---------
            May 4            NASCAR Super Late Models         NASCAR          Tucson
                               SCCA National/Regional           SCCA         Daytona
            May 5              SCCA National/Regional           SCCA         Daytona
           May 11            NASCAR Super Late Models         NASCAR          Tucson
           May 18            NASCAR Super Late Models         NASCAR          Tucson
        May 24-26                  SCCA Glen Regional           SCCA    Watkins Glen
           May 25                            NAPA 200         NASCAR          Tucson
           June 1            NASCAR Super Late Models         NASCAR          Tucson
           June 8            NASCAR Super Late Models         NASCAR          Tucson
                        3-Hour Endurance Championship           IMSA    Watkins Glen
           June 9   Auto Palace Challenge at the Glen           IMSA    Watkins Glen
                              First Union of the Glen           IMSA    Watkins Glen
                                  Presented by Acxiom
          June 15                       Valvoline 200         NASCAR          Tucson
          June 22            NASCAR Super Late Models         NASCAR          Tucson
       June 28-30                   Formula Ford 2000      SCCA/USAC    Watkins Glen
                                         Barber-Dodge           SCCA
                                            Lysol 200         NASCAR
          June 29               4th of July Fireworks         NASCAR          Tucson
           July 4          Busch Pole Day (Pepsi 400)         NASCAR         Daytona
           July 6                           Pepsi 400         NASCAR         Daytona
                                       NASCAR Limited         NASCAR          Tucson
                                          Late Models
          July 13              Larry Branden Memorial         NASCAR          Tucson
       July 13-14                 Glen U.S. Nationals           SCCA    Watkins Glen
          July 20            NASCAR Super Late Models         NASCAR          Tucson
          July 26        Dixie Cups & Plates Pole Day         NASCAR       Talladega
                                        (DieHard 500)
          July 27          Humminbird Fishfinder 500k         NASCAR       Talladega
                             NASCAR Super Late Models         NASCAR          Tucson
          July 28                         DieHard 500         NASCAR       Talladega
         August 3            NASCAR Super Late Models         NASCAR          Tucson
         August 9                  RCA Qualifying Day         NASCAR    Watkins Glen
                                    (Bud at the Glen)
        August 10                         Winston 100         NASCAR          Tucson
                           Serengeti Eyewear Trans-Am           SCCA    Watkins Glen
                                  Burnham Boilers 150         NASCAR    Watkins Glen
        August 11                     Bud at the Glen         NASCAR    Watkins Glen
        August 17                       SCCA Regional           SCCA         Daytona
                             NASCAR Super Late Models         NASCAR          Tucson
        August 18                       SCCA Regional           SCCA         Daytona
     August 23-25                SCCA World Challenge           SCCA    Watkins Glen
                                     Watkins Glen 100         NASCAR    Watkins Glen
                                    Parts America 150         NASCAR    Watkins Glen
        August 24                 Troy Rouse Memorial         NASCAR          Tucson
        August 30        Busch Pole Day (Mountain Dew         NASCAR      Darlington
                                        Southern 500)
        August 31          Dura-Lube 200 Presented by         NASCAR      Darlington
                                             AutoZone
                             NASCAR Super Late Models         NASCAR          Tucson
      September 1           Mountain Dew Southern 500         NASCAR      Darlington

                                                         SANCTIONING
         DATE                       EVENT                   BODY             TRACK
       ----------        ----------------------------    -----------       ---------
    September 6-8       Zippo U.S. Vintage Grand Prix           SVRA    Watkins Glen
      September 7            NASCAR Super Late Models         NASCAR          Tucson
     September 14            NASCAR Super Late Models         NASCAR          Tucson
     September 21                          Tucson 125         NASCAR          Tucson
     September 28            NASCAR Super Late Models         NASCAR          Tucson
        October 5       3-Hour Endurance Championship           IMSA         Daytona
                                         Bud Shootout         NASCAR          Tucson
        October 6       3-Hour IMSA Finale at Daytona           IMSA         Daytona
    October 17-20                    Fall Cycle Scene            CCS         Daytona
   December 26-30       WKA Enduro World Championship            WKA         Daytona





  PENSKE MOTORSPORTS

   The Company indirectly holds an approximately 12% equity interest in Penske Motorsports, Inc., a publicly traded promoter and marketer of motorsports events. Penske Motorsports owns and operates Michigan International Speedway in Brooklyn, Michigan and Nazareth Speedway in Nazareth, Pennsylvania. Penske Motorsports is also constructing The California Speedway near Los Angeles, California, which is expected to be completed in the 1997 racing season. Major racing events promoted by Penske Motorsports in 1996 include two Winston Cup races, two Busch Grand National races, two Indy car races sanctioned by CART, two ARCA races, one Craftsman Truck race and one IROC race. Although two of the Company's directors also serve on the board of directors of Penske Motorsports, the Company does not control Penske Motorsports. The Company's ownership interest in Penske Motorsports derives from its 20% interest in PSH Corp., the record holder of approximately 60% of the outstanding common stock of Penske Motorsports and an 80%-owned subsidiary of the privately held Penske Corporation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 6 of Notes to the Company's Condensed Consolidated Financial Statements (unaudited) for additional information with respect to this equity investment.

  DAYTONA USA

   On July 5, 1996, the Company opened DAYTONA USA--The Ultimate Motorsports Attraction. This motorsports-themed entertainment complex is located in an approximately 50,000-square foot facility adjacent to the existing "World Center of Racing" Visitors Center at Daytona International Speedway. DAYTONA USA includes (i) a walk-through replica of Daytona International Speedway's famed twin tunnels, (ii) the Goodyear Heritage of Daytona historical exhibits and memorabilia, including Malcom Campbell's original Bluebird V (the car which set the world land speed record on the hard-packed sand of Daytona Beach in 1935), a replica of the Daytona Beach gas station which "Big Bill" France once owned, and a display featuring the Daytona Speedway's role in the 1989 filming of "Days of Thunder" with Tom Cruise, (iii) the Goodyear Great Moments Theater, which includes a CBS television presentation of highlights from past Daytona 500 races, (iv) a Heroes of the Track video presentation that features the biggest names in racing, including Richard Petty, Dale Earnhardt, Bill Elliott, Rusty Wallace and Darrell Waltrip, (v) interactive displays such as the General Motors Trilon Trivia Tower computer trivia game and "You Broadcast the Race," where visitors can obtain tapes of their own broadcasting of an exciting race finish,
(vi) Dupont's Technology of Speed, featuring a race car that comes apart vertically, revealing first the fiberglass skin, then the steel frame and finally the chassis and motor, (vii) Ford's 16-Second Pit Stop Challenge, in which audience members participate in a simulated pit stop that tests how fast they can change tires, pump gas and clean windshields on a real race car, and
(viii) Pepsi Theatre's "The Daytona 500," a film that utilizes a screen 55 feet wide and 26 feet tall and unique video and sound technologies designed to provide viewers with a virtual racing experience.

   Adjoining DAYTONA USA are (i) Sega Speedway, a high tech arcade using state of the art video technology and computerized, "virtual" racing simulators, (ii) Pit Shop, which sells DAYTONA USA,

Daytona International Speedway, NASCAR and race team clothing, books, collectibles and souvenirs, (iii) the Fourth Turn Grill concessions facility, and (iv) Western Auto's Speedway Tours, a tram tour of the Speedway's garage area, pit road and high banked track. Management believes that DAYTONA USA and these adjoining attractions appeal to individual tourists, tour groups, conventions and the Company's corporate sponsors.

  AMERICROWN

   The Company's Americrown subsidiary has conducted the food, beverage and souvenir concession operations at Daytona International Speedway and Talladega Superspeedway since September 1992 and at Darlington Raceway since 1989. Americrown is also responsible for providing catering services to corporate customers both in suites and entertainment chalets at the Company's superspeedway facilities. Americrown was initially formed to conduct concessions operations as part of the Company's ongoing efforts to enhance race spectators' total entertainment experience. See "--Operating Strategy-- Commitment to Enhancement of Customer Satisfaction." Beginning in 1995, the Company expanded Americrown's operations to include food, beverage and other services at unaffiliated sporting events and thereby capitalize on Americrown's expertise and mobile concessions equipment. Americrown has provided catering and concession services for the Indy 200 held at Disney World, catering and concessions for LPGA golf tournaments held in Atlanta and Daytona Beach, and catering for events held at the Metro-Dade Homestead Motorsports Facility south of Miami. Americrown accounted for approximately 15.6% and 16.1% of the Company's total revenues during fiscal 1995 and the nine months ended May 31, 1996, respectively.

  MRN RADIO

   The Company's proprietary MRN radio network produces and syndicates Winston Cup, Busch Grand National and other races promoted by the Company and others. These programs are currently carried by over 400 radio stations. MRN Radio also produces daily and weekly NASCAR racing programs, as well as Ned Jarrett's "World of Racing" program. The Company derives revenue from the sale of commercial air time on MRN and rights fees paid by affiliates. In addition, management believes that MRN enhances the Company through increased media exposure to an expanding radio audience.

  OTHER ACTIVITIES

   The Company from time to time uses its track facilities for car shows, auto fairs, vehicle testing and settings for television commercials, print advertisements and motion pictures. For example, Harley Davidson uses Talladega Superspeedway as a test facility for its motorcycles. See "-Growth Strategy--Expand Use of Existing Facilities and Resources." The Company also operates Talladega Municipal Airport, which is located adjacent to the Talladega Superspeedway.

MOTORSPORTS FACILITIES

   The following table sets forth the track name, location, approximate acreage and approximate track length of each of the Company's speedway facilities. The Company's superspeedways host three of the four events included in NASCAR's "Winston Select Million," a special promotion began in 1985 that pays $1,000,000 to any driver that wins three of the four specified races. The three events hosted by the Company are (i) the Daytona 500 at Daytona International Speedway, the most prestigious stock car racing facility, (ii) the Winston Select 500 at Talladega Superspeedway, the fastest stock car track, and (iii) the Mountain Dew Southern 500 at Darlington Raceway, the first stock car superspeedway.

                                                                 APPROXIMATE      APPROXIMATE
           TRACK NAME                       LOCATION               ACREAGE      TRACK  LENGTH
- --------------------------------  ---------------------------  --------------   ---------------
Daytona International Speedway    Daytona Beach, Florida              440           2.5 miles
Talladega Superspeedway ........  Talladega, Alabama                1,365           2.6 miles
Darlington Raceway .............  Darlington, South Carolina          230           1.3 miles
Tucson Raceway Park ............  Tucson, Arizona                      58            .4 miles
Watkins Glen International*  ...  Watkins Glen, New York            1,100           3.4 miles

- --------
* Operated by the Company's 50%-owned subsidiary.

   DAYTONA INTERNATIONAL SPEEDWAY. Daytona International Speedway, together with the Company's current executive offices, are located on approximately 440 acres of leased land in Daytona Beach, Florida. The Company's lease with the Daytona Beach Racing and Recreational Authority expires in 2032, including renewal options. The Company also owns approximately 15 acres of property adjacent to the Daytona International Speedway. The Daytona International Speedway is a high banked, asphalt superspeedway which also includes a 3.6 mile road course. Management believes that this superspeedway, completed in 1959, includes a number of unique features that provide a significant competitive advantage, including (i) a tri-oval design which provides optimum viewing for race fans,
(ii) a twin tunnel underground entry system which offers easy access before and during events, and (iii) 31-degree banking which, when combined with the track's
2.5 mile length, permits exceptionally high lap speeds.

   At August 31, 1996, Daytona International Speedway had 109,688 grandstand seats, 23 suites (including air conditioned luxury sky boxes and Winston Tower suites that include access to hospitality areas) that include a total of 1,961 additional seats, and 30 "Paddock Club" suites that provide seating for 1,500 in Daytona's infield. During major events, the Company also uses a chalet village containing up to 73 hospitality tents that seat up to 9,600. As part of its ongoing expansion and improvement efforts, in July 1995 the Company began construction on an addition to its Winston Tower that will add 15 suites seating approximately 360 spectators, approximately 1,350 premium-level grandstand seats and catering and concession facilities. This project is expected to be completed by February 1997. In addition, the Company is currently engaged in constructing approximately 12,500 additional grandstand seats on Daytona's existing "backstretch," adding a sports club, expanding Daytona International's hospitality facilities and improving the track's "victory lane," pit and recreational vehicle areas.

   TALLADEGA SUPERSPEEDWAY. Talladega Superspeedway, which holds the record for the fastest lap speed attained in stock car racing, is a high banked, tri-oval track with an infield road course. The facility is located about 1 1/2 hours from Atlanta, Georgia and 45 minutes from Birmingham, Alabama. The track and related parking areas are located on approximately 1,365 acres owned by the Company, most of which is reserved for agricultural uses. The Company also owns an additional 115 acres of undeveloped property located immediately north of the entrance to the Talladega track. At August 31, 1996, the facility included 94,056 grandstand seats, 12 luxury suites containing an additional 960 seats, a Paddock Club Suite for up to 240 spectators, and 65 hospitality chalets providing seating for approximately 8,600. The facility also includes a 400-acre campground facility, the International Motorsports Hall of Fame, hospitality and souvenir villages, as well as ticket and administrative offices. Pending capital improvement projects at the Talladega Superspeedway include the construction of 10 suites, approximately 6,500 additional grandstand seats and certain other infrastructure improvements.

   DARLINGTON RACEWAY. Darlington Raceway, the first superspeedway to host a NASCAR-sanctioned race, is a high banked track located on approximately 230 acres owned by the Company. The Darlington facility includes the 1.3 mile track commonly known as "too tough to tame/registered trademark/," grandstands that seat 42,038 spectators, four luxury suites containing an additional 515 seats and 18 hospitality chalets providing seating for 3,800. Pending capital projects include the construction of approximately 7,900 additional grandstand seats and the reconfiguration of the track, to "flip" the existing start/finish line and backstretch.

   TUCSON RACEWAY PARK. Tucson Raceway Park includes a progressively banked, 3/8 mile paved oval track, grandstands providing seating for approximately 5,400 spectators, a luxury suite and other spectator facilities located on part of the Pima County Fairgrounds. The Company's sublease with the fairground manager expires in 2013, including renewals. The Company has no current plans to expand this facility.

   WATKINS GLEN INTERNATIONAL. Watkins Glen International is a 3.4 mile road course track located on approximately 1,100 acres owned by Watkins Glen, which is 50%-owned by the Company. The grandstands at Watkins Glen International seat 33,221 spectators.

   OTHER FACILITIES. In addition to its motorsports facilities, the Company (i) owns concession facilities in Daytona Beach and in Talladega, (ii) leases real estate and office space in Talladega, and (iii) leases the property and premises at the Talladega Municipal Airport. The lease for the Company's Talladega business offices, located within the International Motorsports Hall of Fame, expires in 1997, including renewals. The Company's lease for the Talladega Municipal Airport expires in 2022, including renewals.

   The Company also owns a 67,000 square foot building located on approximately nine acres across International Speedway Boulevard from Daytona International Speedway. The Company is currently renovating this building, which will serve as its new corporate headquarters upon its expected Spring 1997 completion. At that time, the Company intends to consolidate the operating personnel of Daytona International Speedway, DAYTONA USA, MRN Radio and the Company's publications division in its existing headquarters building.

COMPETITION

   Racing events compete not only with other sports and other recreational events scheduled at the same dates, but with other racing events sanctioned by various racing bodies such as NASCAR, CART, USAC, SCCA, IMSA, ARCA and others. Racing events sanctioned by different organizations are often held on the same dates at separate tracks. Management believes that the type and caliber of promoted racing events, facility location, sight lines, pricing and level of customer conveniences are the principal factors that distinguish competing motorsports facilities. See "Risk Factors--Competition."

EMPLOYEES

   As of August 31, 1996, the Company had approximately 325 full-time employees. The Company also engages a significant number of temporary personnel to assist during periods of peak attendance at its events. For example, the Daytona International Speedway engages approximately 1,500 persons during Speedweeks, some of whom are volunteers. None of the Company's employees are represented by a labor union. Management believes that the Company enjoys a good relationship with its employees.

LEGAL PROCEEDINGS

   The Company is from time to time a party to routine litigation incidental to its business. Management does not believe that the resolution of any or all of such litigation is likely to have a material adverse effect on the Company's financial condition or results of operations.

ENVIRONMENTAL MATTERS

   The Company believes that the facilities operated by it and its subsidiaries are in material compliance with applicable environmental statutes and regulations. Nevertheless, if damage to persons or property or contamination of the environment is determined to have been caused or exacerbated by the conduct of the Company's business or by pollutants, substances, contaminants or wastes used, generated or disposed of by the Company, or which may be found on the property of the Company, the Company may be held liable for such damage and may be required to pay the cost of investigation and/or remediation of such contamination or any related damage. The amount of such liability as to which the Company is self-insured could be material. Changes in federal, state or local laws, regulations or requirements or the discovery of theretofore unknown conditions, could also require material expenditures by the Company.

TRADEMARKS AND COPYRIGHTS

   The Company has various registered and common law trademark rights to "DAYTONA USA," the "Daytona 500," "Daytona International Speedway," "Talladega Superspeedway," "Darlington," "World Center of Racing" and related logos. The Company also has licenses from NASCAR, various drivers and other businesses to use names and logos for merchandising programs and product sales. Management's policy is to protect its intellectual property rights vigorously, through litigation if necessary, chiefly because of their proprietary value in merchandise and promotional sales.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

   The executive officers and directors of the Company are as follows:

NAME                   AGE                   POSITION WITH THE COMPANY
- ----                   ---                   -------------------------
William C. France      63     Chairman of the Board, Chief Executive Officer and Director
James C. France        51     President, Chief Operating Officer and Director
Lesa D. Kennedy        35     Executive Vice President and Director
H. Lee Combs           43     Senior Vice President--Operations and Director
James H. Foster        69     Senior Vice President--Special Projects and Director
Robert E. Smith        64     Vice President--Administration and Director
Susan G. Schandel      32     Treasurer and Chief Financial Officer
Gregory J. Sullivan    41     Vice President-Marketing
John E. Graham, Jr.    48     Vice President
W. Grant Lynch, Jr.    42     Vice President
James H. Hunter        56     Vice President
J. Hyatt Brown         59     Director
John R. Cooper         64     Director
Robert W. Emerick      78     Director
Brian Z. France        32     Director
Christy F. Harris      50     Director
Raymond K. Mason, Jr.  41     Director
Lloyd E. Reuss         59     Director
Chapman Root, II       45     Director
Thomas W. Staed        64     Director

   The Company's Articles provide that the Board of Directors be divided into three classes, with regular three year staggered terms. Ms. Kennedy and Messrs. Smith, Brown, Emerick and Staed will hold office until the annual meeting of shareholders to be held in 1997, Messrs. William C. France, Combs, Foster, Harris and Root will hold office until the annual meeting of shareholders to be held in 1998, and Messrs. James C. France, Cooper, Brian Z. France, Mason and Reuss will hold office until the annual meeting of shareholders to be held in 1999.

   William C. France and James C. France are brothers. Lesa D. Kennedy and Brian
Z. France are the children of William C. France. There are no other family relationships among the Company's executive officers and directors.

   Mr. William C. France, a director since 1958, has served as Chairman of the Board of the Company since 1987 and as Chief Executive Officer since 1981. From 1981 to 1987, Mr. France served as the Company's President. Mr. France also serves as a director of Penske Motorsports and Outboard Marine Corporation.

   Mr. James C. France, a director since 1970, has served as President and Chief Operating Officer of the Company since 1987.

   Ms. Lesa D. Kennedy, a director since 1984, was appointed an Executive Vice President of the Company in January 1996. Ms. Kennedy served as the Company's Secretary from 1987 until January 1996 and served as its Treasurer from 1989 until January 1996.

   Mr. H. Lee Combs, a director since 1987, was appointed the Company's Senior Vice President-Operations in January 1996. Mr. Combs served as a Vice President and the Company's Chief Financial Officer from 1987 until such time. He also serves as a director of Penske Motorsports.

   Mr. James H. Foster, a director since 1968, was appointed the Company's Senior Vice President -Special Projects in January 1996 upon his retirement as a full-time employee. Mr. Foster served as

Executive Vice President--Corporate Communications of the Company from 1987 until January 1996 and as President of Daytona International Speedway from July 1990 until September 1994. From 1970 to 1987, Mr. Foster served as the Company's Vice President in Charge of Corporate Communications.

   Mr. Robert E. Smith, a director since January 1996, has served as Vice President--Corporate Administration of the Company for more than five years.

   Ms. Susan G. Schandel was appointed the Company's Treasurer and Chief Financial Officer in January 1996. From November 1992 until such time, Ms. Schandel served as the Company's Controller. From 1988 until 1992, Ms. Schandel was employed by Ernst & Young LLP, where she most recently served as an audit manager.

   Mr. Gregory G. Sullivan, appointed the Company's Vice-President-Marketing in November 1994, joined the Company in September 1994. Prior to joining the Company, Mr. Sullivan was employed by Kraft Foods (a division of Phillip Morris) for more than five years, where he most recently served as Director of Marketing Services for Kraft's Maxwell House division.

   Mr. John E. Graham, Jr., appointed as a Vice President in November 1994, joined the Company as President of Daytona International Speedway in September 1994. Prior to joining the Company, Mr. Graham was employed by First Union National Bank of Florida for more than five years, where he most recently served as President of First Union National Bank of Volusia and Flagler Counties.

   Mr. W. Grant Lynch, Jr. has served as a Vice President and as President of Talladega Superspeedway since joining the Company in November 1993. Prior to such time, Mr. Lynch was employed by R.J. Reynolds Tobacco Company, Sports Marketing Division, where from 1989 until 1993 he served as Senior Operations and Public Relations Manager for the Winston Cup Racing Program.

   Mr. James H. Hunter has served as a Vice President and as President of Darlington Raceway since joining the Company in November 1993. Prior to joining the Company, Mr. Hunter served as NASCAR's Vice President of Administration and Marketing for more than five years.

   Mr. J. Hyatt Brown, a director since 1987, serves as the President and Chief Executive Officer of Poe & Brown, Inc. and has been in the insurance business with Brown & Brown, Inc., its predecessor, since 1959. Mr. Brown also serves as a director of Rock Tenn Co, Suntrust Banks, Inc., BellSouth Corporation, and FPL Group, Inc.

   Mr. John R. Cooper, a director since 1987, served as Vice
President--Corporate Development of the Company from December 1987 until July 1994. Since January 1996, Mr. Cooper has served as a special project facilitator for the Company.

   Mr. Robert W. Emerick, a director since 1975, served as General Motors Corporation's Director of Public Relations, Pontiac Motor Division, prior to his retirement in 1974.

   Mr. Brian Z. France, a director since 1994, has served as NASCAR's Vice President of Marketing and Corporate Communications since December 1992 and as the Company's Manager--Group Projects--since February 1994. From 1983 until such time, Mr. France served in a number of other capacities with NASCAR, including Winston Racing Series Administrative Assistant and National Tour Director. From 1989 to 1991, Mr. France also served as General Manager of Tucson Raceway Park.

   Mr. Christy F. Harris, a director since 1984, has been engaged in the private practice of business and commercial law with Harris, Midyette & Geary, P.A. for more than twenty years.

   Mr. Raymond K. Mason, Jr., a director since 1981, has served as President of American Banks of Florida, Inc., Jacksonville, Florida, since 1979.

   Mr. Lloyd E. Reuss, a director since January 1996, served as President of General Motors Corporation from 1990 until his retirement in January 1993. Mr. Reuss also serves as a director of Handleman Co., Detroit Mortgage and Realty, Co. and United States Sugar Company.

   Mr. Chapman Root, II, a director since 1992, has served as President of the Root Company, a private investment company, since 1989. Mr. Root also serves as a director of First Financial Corp. and Terre Haute First National Bank.

   Mr. Thomas W. Staed, a director since 1987, has served as President of Oceans Eleven Resorts, Inc., a hotel/motel business, for more than five years.

DIRECTOR COMPENSATION

   The Company pays each non-employee director a monthly retainer of $500, a $1,000 fee for each meeting of the Board of Directors attended and a $500 fee for each Board committee meeting attended. The Company also reimburses directors for all expenses incurred in connection with their activities as directors.

EXECUTIVE COMPENSATION

   The following table sets forth the total compensation paid by the Company, for services rendered during the last three fiscal years, to the Company's Chief Executive Officer and the Company's other four most highly compensated executive officers during fiscal 1996 (collectively the "Named Officers").

                          SUMMARY COMPENSATION TABLE

                                                                    LONG TERM
                                   ANNUAL COMPENSATION             COMPENSATION
                           -----------------------------------  ----------------
NAME AND                     FISCAL                                 RESTRICTED         ALL OTHER
PRINCIPAL POSITION            YEAR       SALARY        BONUS     STOCK AWARDS(1)    COMPENSATION(2)
- -------------------------  ---------  -----------  -----------  ----------------   ----------------
William C. France             1996      $278,700           (3)       $      0           $
Chairman and Chief            1995      $241,981     $126,860        $      0           $ 6,015
Executive Officer             1994      $205,947     $ 86,800        $      0           $ 3,511

James C. France               1996      $224,778           (3)       $      0           $
President and Chief           1995      $200,121     $ 83,140        $      0           $12,406
Operating Officer             1994      $173,845     $ 58,640        $      0           $13,009

John E. Graham                1996      $190,922           (3)       $293,750           $
Vice President                1995      $180,462     $110,228        $      0           $ 1,607
                              1994      $      0     $      0        $      0           $     0

Lesa D. Kennedy               1996      $173,553           (3)       $149,695           $
Executive Vice President      1995      $109,608     $ 32,573        $ 53,168           $ 8,482
                              1994      $ 92,976     $ 24,486        $ 98,746           $ 6,618

H. Lee Combs                  1996      $172,226           (3)       $172,020           $
Senior Vice President--       1995      $116,972     $ 35,218        $ 60,986           $ 9,581
Operations                    1994      $103,066     $ 27,634        $113,490           $11,111

- ----------
(1) Reflects the aggregate market value of shares awarded under the Company's 1994 Long Term Incentive Plan (calculated by multiplying the average of the bid and asked prices for the Company's existing common stock by the number of shares awarded). The indicated awards were made in January with respect to services rendered in the prior fiscal year. See Note 9 of Notes to the Company's Consolidated Financial Statements.

(2) The compensation reported in this column consists of (i) payments for insurance, including life insurance, accidental death and dismemberment insurance and group health insurance expense, (ii) medical expense reimbursements, and (iii) contributions to the Company's 401(k) plan. The amounts applicable to each Named Officer for each category for fiscal
    1996 are as follows: William C. France ($     , $      and $     ,
    respectively); James C. France ($     , $      and $     , respectively);
    John E. Graham ($     , $      and $     , respectively); Lesa D. Kennedy
    ($     , $      and $     , respectively); and H. Lee Combs ($     ,
    $      and $     , respectively).

(3) Bonuses for services rendered in fiscal 1996 have not been determined as of the date of this Prospectus.

1996 LONG-TERM INCENTIVE PLAN

   The Company's 1996 Long-Term Incentive Plan (the "1996 Plan") was adopted by the Board of Directors in September 1996. The purpose of the 1996 Plan is to attract and retain key employees and consultants of the Company, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company.

   The 1996 Plan authorizes the grant of stock options (incentive and nonstatutory), stock appreciation rights ("SARs") and restricted stock to employees and consultants of the Company capable of contributing to the Company's performance. The Company has reserved an aggregate of 1,000,000 shares (subject to adjustment for stock splits and similar capital changes) of Class A Common Stock for grants under the 1996 Plan. Incentive Stock Options may be granted only to employees eligible to receive them under the Internal Revenue Code of 1996, as amended.

   The Board of Directors has appointed the Compensation Committee (the "Committee") to administer the 1996 Plan. Awards under the 1996 Plan will contain such terms and conditions not inconsistent with the 1996 Plan as the Committee in its discretion approves. The Committee has discretion to administer the 1996 Plan in the manner which it determines, from time to time, is in the best interest of the Company. For example, the Committee will fix the terms of stock options, SARs and restricted stock grants and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may also be granted subject to conditions relating to continued employment and restrictions on transfer. In addition, the Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Company. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the 1996 Plan. In addition, all questions of interpretation of the 1996 Plan will be determined by the Committee.

                             CERTAIN TRANSACTIONS

   NASCAR, which sanctions most of the Company's major racing events, is controlled by William C. France and James C. France. See "NASCAR," "Management" and "Principal Shareholders." Standard NASCAR sanction agreements require racetrack operators to pay various monies to NASCAR for each sanction event conducted. Included are sanction fees and prize and point fund monies. The prize and point fund monies are distributed by NASCAR to participants in the events. The aggregate NASCAR sanction fees and prize and point fund monies paid by the Company with respect to fiscal 1994, fiscal 1995 and fiscal 1996 were $9.4 million, $11.8 million and $13.8 million, respectively.

   In addition, NASCAR and the Company share a variety of expenses in the ordinary course of business. NASCAR pays rent to the Company for office space based upon estimated fair market lease rates for comparable facilities. NASCAR also reimburses the Company for 50% of the compensation paid to personnel working in the Company's legal and risk management departments, as well as 50% of the compensation expense associated with receptionists and the Company's archive departments. The Company's payments to NASCAR for MRN Radio's broadcast rights to Craftsman Truck Series races represents an agreed-upon percentage of the Company's advertising revenues attributable to such race broadcasts. NASCAR's reimbursement for use of the Company's mail room, graphics and publications departments, and the Company's reimbursement of NASCAR for use of corporate aircraft, is based on actual usage. The aggregate amount paid by the Company to NASCAR for shared expenses, net of the amounts received from NASCAR for shared expenses, totalled $203,000,
$204,000 and $      during fiscal 1994, 1995 and fiscal 1996, respectively.
The Company strives to ensure, and management believes that, the terms of the Company's transactions with NASCAR are no less favorable to the Company than could be obtained in arms'-length negotiations.

   J. Hyatt Brown, a director of the Company, serves as President and Chief Executive Officer of Poe & Brown, Inc. ("Poe"). Poe has received commissions for serving as the Company's insurance broker for several of the Company's insurance policies, including its property and casualty policy, certain employee benefit programs and the split-dollar arrangements established for the benefit of William C. France, James C. France and their respective spouses. The aggregate commissions received by Poe in connection with Company
policies were approximately $     , $      and $294,240 during fiscal 1994,
fiscal 1995 and fiscal 1996, respectively.

                            PRINCIPAL SHAREHOLDERS

   The following table sets forth information with respect to the beneficial ownership of the Company's outstanding Class B Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the Class B Common Stock, (ii) each director or Named Officer of the Company who beneficially owns any Class B Common Stock, and (iii) all directors and executive officers of the Company as a group. As described in the notes to the table, voting and/or investment power with respect to certain shares of Common Stock is shared by the named individuals. Consequently, such shares may be shown as beneficially owned by more than one person.

                                              CLASS B COMMON STOCK
                                            BENEFICIALLY OWNED (2)(3)
                              ----------------------------------------------------
                                                            PERCENTAGE OF
                                                         TOTAL COMMON STOCK
                                                 ---------------------------------
                                                                                     COMBINED VOTING POWER
                                                                                        OF COMMON STOCK
NAME OF BENEFICIAL OWNER(1)    NUMBER OF SHARES   BEFORE OFFERING   AFTER OFFERING     AFTER THE OFFERING
- ----------------------------  -----------------  ----------------  ---------------  ----------------------
France Family Group(4)  ....      21,131,685           61.4%             55.0%                60.0%
James C. France(5) .........      14,836,275           43.1              38.6                 42.1
William C. France(6) .......      14,541,915           42.3              37.8                 41.3
Lesa D. Kennedy(7) .........         364,965            1.1                *                   1.0
Raymond K. Mason, Jr.(8)  ..         346,740            1.0                *                    *
Brian Z. France(9) .........         286,740             *                 *                    *
James H. Foster(10) ........         220,815             *                 *                    *
Thomas W. Staed ............          45,000             *                 *                    *
H. Lee Combs(11) ...........          38,055             *                 *                    *
John E. Graham, Jr. ........          18,750             *                 *                    *
Robert W. Emerick ..........          15,000             *                 *                    *
Chapman J. Root, II ........          13,500             *                 *                    *
Robert E. Smith ............          10,935             *                 *                    *
J. Hyatt Brown(12) .........           9,000             *                 *                    *
John R. Cooper .............           1,500             *                 *                    *
Christy F. Harris ..........             150             *                 *                    *
All directors and executive
  officers as a group
  (20 persons)(13) .........      21,327,270           62.0%             55.5%                60.5%

- ----------
  *  Less than 1%.

 (1) The address of each of the beneficial owners identified is c/o the Company, 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114.

 (2) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (3) Prior to this Offering, there were no outstanding shares of Class A Common Stock. Commencing 90 days after this Offering, each share of Class B Common Stock will be convertible at the option of the holder into one share of Class A Common Stock.

 (4) Reflects the aggregate of 20,558,205 shares indicated in the table as beneficially owned by James C. France, William C. France, Lesa D. Kennedy and Brian Z. France, as well as 573,480 shares held of record by the adult children of James C. France. See footnotes (5), (6) and (7).

 (5) Reflects (i) 267,720 shares held of record by James C. France, (ii) 304,725 shares held of record by Sharon M. France, his spouse, (iii) 286,740 shares held of record by James C. France as custodian for his minor daughter, Amy Lea, (iv) 7,615,125 shares held of record by Western Opportunity Limited Partnership ("Western Opportunity"), (v) 4,500,000 shares held of record by Carl Investment Limited Partnership ("Carl"), and (vi) 1,861,965 shares held of record by White River Investment Limited Partnership ("White River"). James C. France is the sole shareholder and director of (x) Principal Investment Company, one of the two general partners of Western Opportunity, (y) Quaternary Investment Company, the general partner of Carl, and (z) Secondary Investment Company, one of the two general partners of White River. Also see footnote (6). Does not include an aggregate of 573,480 shares held of record by the adult children of James C. France.

 (6) Reflects (i) 265,500 shares held of record by William C. France, (ii) 304,725 shares held of record by Betty Jane France, his spouse, (iii) 7,615,125 shares held of record by Western Opportunity, (iv) 4,500,000 shares held of record by Polk City Limited Partnership ("Polk City"), and (v) 1,861,965 shares held of record by White River. William C. France is the sole shareholder and director of each of (x) Sierra Central Corp., one of the two general partners of Western Opportunity,

     (y) Boone County Corporation, the general partner of Polk City, and (z) Cen Rock Corp., one of the two general partners of White River. Also see footnote (5). Does not include the aggregate of 651,705 shares shown in the table as beneficially owned by Lesa D. Kennedy and Brian Z. France, adult children of William C. France.

 (7) Reflects (i) 333,240 shares held of record by Ms. Kennedy, (ii) 15,975 shares held of record by Ms. Kennedy as custodian for her minor son, Benjamin, and (iii) 15,750 shares held of record as joint tenants with Bruce S. Kennedy, her spouse.

 (8) Includes 150,000 shares owned by American Banks of Florida, Inc. (Mr. Mason serves as President and a director of, and has an 18% interest in, this entity), as to which Mr. Mason disclaims beneficial ownership.

 (9) Does not reflect the possible sale of up to 50,000 shares pursuant to the Underwriters' over-allotment option. See "Underwriting."

(10) Reflects (i) 70,815 shares held of record by Mr. Foster, (ii) 75,000 shares held of record by Mr. Foster as trustee, and (iii) 75,000 shares held of record by Barbara S. Foster, his spouse, as trustee.

(11) Reflects 37,305 shares held of record by Mr. Combs and 750 shares held of record as joint tenants with Karen Combs, his spouse.

(12) Reflects shares held of record as joint tenants with Cynthia R. Brown, his spouse.

(13) See footnotes (5) through (12).

                         DESCRIPTION OF CAPITAL STOCK

   The Company's authorized capital includes 80 million shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), 40 million shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), and one million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of the date of this Prospectus (assuming consummation of the Recapitalization), there are 34,423,890 shares of Class B Common Stock outstanding (which may be converted into Class A Common Stock at any time commencing 90 days after this Offering). See "The Recapitalization" and "Principal Shareholders." No shares of Class A Common Stock or Preferred Stock are outstanding as of the date of this Prospectus.

   The Company's Board of Directors and shareholders have approved Articles and Amended and Restated Bylaws ("Bylaws") to become effective upon this Offering, and the following discussions describe the provisions of the Company's capital stock, Articles and Bylaws that will be in effect after this Offering. The following descriptions of the Company's capital stock do not purport to be complete and are subject to and qualified in their entirety by the provisions of the Company's Articles and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

   The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain dividend and conversion rights, as described below.

   VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one-fifth (1/5) vote on each matter submitted to a vote of the Company's shareholders and each share of Class B Common Stock entitles the holder to one
(1) vote on each such matter, in each case including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders. See "Risk Factors--Effective Voting Control by France Family Group and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

   Any action that can be taken at a meeting of the shareholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by shareholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the shareholders without providing the other shareholders the opportunity to make nominations or raise other matters at a meeting.

   DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the preferential rights of any holders of Preferred Stock. See "Dividend Policy."

   If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class B Common Stock payable in shares of either Class A Common Stock or Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable solely in shares of Class A Common Stock.

   CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock will be convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder commencing 90 days after this Offering, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the shareholders, the number of shares of Class B Common Stock then outstanding is less than 10% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

   LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company and after making provision for the holders of Preferred Stock, if any, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

   MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger or consolidation of the Company, holders of each class of Common Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights and otherwise to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ.

   OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

   TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Class A Common Stock is SunTrust Bank, Central Florida, N.A.

   LISTING. Application has been made to list the Common Stock for quotation on the Nasdaq National Market under the trading symbol "ISCA."

PREFERRED STOCK

   The Board of Directors of the Company is authorized, without further shareholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of any shares of Preferred Stock. The issuance of Preferred Stock with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF FLORIDA LAW AND
OTHER PROVISIONS OF THE COMPANY'S ARTICLES

   The Company is subject to certain anti-takeover provisions under Florida law, including the "affiliated transactions" and "control-share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that an "affiliated transaction" be approved by the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder" or by a majority of disinterested directors, and that voting rights be conferred on "control shares" acquired in specified "control share acquisitions" generally only to the extent conferred through approval by the holders of a majority of all shares, excluding holders of "interested shares." In addition, certain provisions of the Company's Articles summarized in the following paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

   CLASSIFIED BOARD OF DIRECTORS. The Articles provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions, when coupled with the provision of the Articles authorizing only the Board of Directors to increase the size of the Board, may prevent a shareholder from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by such removal with its own nominees.

   SPECIAL MEETING OF SHAREHOLDERS. The Articles further provide that special meetings of shareholders of the Company be called only by the Board of Directors or holders of not less than 50% of the votes entitled to be cast at the special meeting.

   ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Articles provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely with respect to an annual meeting, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days nor more than 180 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's meeting. The Articles also specify certain requirements for a shareholder's notice to be in proper written form. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

   AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock may enable the Board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, the Company will have outstanding 38,423,890 shares of Common Stock. Of these shares, the 4,000,000 shares of Class A Common Stock sold in the Offering (or a maximum of 4,600,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. In addition, all of the 34,423,890 currently outstanding shares of Class B Common Stock are eligible for resale in the public market, subject to Rule 144 limitations applicable to affiliates and to the lock-up agreements described below. Such shares of Class B Common Stock are currently traded over the counter; commencing 90 days after this Offering, the Class B Common Stock will be convertible into Class A Common Stock and, subject to such affiliate and lock-up restrictions, freely tradeable on the Nasdaq National Market.

   Persons who are deemed affiliates of the Company are generally entitled under Rule 144 as currently in effect to sell within any three-month period a number of shares that does not exceed 1% of the number of shares of the applicable class of Common Stock then outstanding or the average weekly trading volume of such class of Common Stock during the four calendar weeks preceding the making of a filing with the Securities and Exchange Commission (the "Commission") with respect to such sale. Such sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. The Company is unable to estimate accurately the number of shares of Common Stock that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. The Company and each of the Company's executive officers and directors have agreed, subject to certain limitations, not to sell any shares of Common Stock, or securities convertible into or exchangeable for Common Stock, for a period of 180 calendar days after the date of this Prospectus without the prior consent of Smith Barney Inc. See "Underwriting."

   Prior to this Offering, there has been no market for the Class A Common Stock. The Company can make no prediction as to the effect, if any, that sales of shares of Common Stock, or the availability of such shares for sale, will have on the market price of Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.

                                 UNDERWRITING

   Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.

NAME                                       NUMBER OF SHARES
- ----                                       ----------------
Smith Barney Inc. ....................
Raymond James & Associates, Inc.  ....

                                        ---------------------
  Total ..............................        4,000,000
                                        =====================

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Class A Common Stock are taken.

   The Underwriters, for whom Smith Barney Inc. and Raymond James & Associates, Inc. are acting as the Representatives, propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares of Class A Common Stock to certain dealers at a price which represents a concession not in excess of $ per share below the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial offering of the shares of Class A Common Stock to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase in the aggregate up to 600,000 additional shares of Class A Common Stock at the price to public set forth on the cover page of this Prospectus minus underwriting discounts and commissions. Of the shares subject to this option, 550,000 shares will be sold by the Company and 50,000 shares will be sold by the Selling Shareholder, Brian Z. France. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares of Class A Common Stock. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Class A Common Stock set forth opposite each Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock listed in such table.

   The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

   The Company and each of the Company's executive officers and directors, who beneficially hold an aggregate of approximately 21.3 million shares of Common Stock, have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc. and subject to certain limited exceptions, offer, sell, contract to sell, or otherwise dispose of any shares of Class A Common Stock (other than shares offered pursuant to this Prospectus) or any securities convertible into, or exercisable or exchangeable for shares of Class A Common Stock.

   Prior to this Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in this Offering will be determined through negotiations among the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States, the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

                                LEGAL MATTERS

   The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., Miami, Florida. Certain legal matters will be passed upon for the Underwriters by Holland & Knight, Ft. Lauderdale, Florida.

                                   EXPERTS

   The consolidated financial statements (including the schedule incorporated by reference) of International Speedway Corporation at August 31, 1994 and 1995, and for each of the three years in the period ended August 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon appearing and incorporated by reference elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

   With respect to the unaudited condensed consolidated interim financial information for the nine-month periods ended May 31, 1995 and 1996, the six-month periods ended February 28, 1995 and February 29, 1996, and the three-month periods ended November 30, 1994 and 1995, appearing in, or incorporated by reference in, this Prospectus and Registration Statement, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, 1996, February 29, 1996, and November 30, 1995, and included or incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Securities Act.

                            AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional office located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

   The Company has also filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is hereby made to such Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement may be obtained from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission, or may be examined, without charge, at the public reference facilities maintained by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information filed electronically with the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1995; (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1995, February 28, 1996, and May 31, 1996; (3) the Company's Current Report on Form 8-K dated November 22, 1995; and (4) the Company's Registration Statement, registering the Company's common stock under Section 12(g) of the Exchange Act. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of this Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that the statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Request for such copies should be delivered to W. Garrett Crotty, Esq., 1801 West International Speedway Boulevard, Daytona Beach, Florida 32114, telephone (904) 254-2700.

                       INDEX TO FINANCIAL STATEMENTS

 Report of Independent Certified Public Accountants ....................................   F-2

Consolidated Balance Sheets as of August 31, 1994 and 1995 ............................    F-3

Consolidated Statements of Income for the years ended
 August 31, 1993, 1994 and 1995 .......................................................    F-4

Consolidated Statements of Shareholders' Equity for the years ended
 August 31, 1993, 1994 and 1995 .......................................................    F-5

Consolidated Statements of Cash Flows for the years ended
 August 31, 1993, 1994 and 1995 .......................................................    F-6

Notes to Consolidated Financial Statements ............................................    F-7

                                          *  *  *  *  *

Review Report of Independent Certified Public Accountants .............................   F-14

Condensed Consolidated Balance Sheet as of May 31, 1996 (unaudited) ...................   F-15

Condensed Consolidated Statements of Operations for the nine months ended
 May 31, 1995 and 1996 (unaudited) ....................................................   F-16

Condensed Consolidated Statements of Shareholders' Equity for the nine months ended
 May 31, 1995 and 1996 (unaudited) ....................................................   F-17

Condensed Consolidated Statements of Cash Flows for the nine months ended
 May 31, 1995 and 1996 (unaudited) ....................................................   F-18

Notes to Condensed Consolidated Financial Statements (unaudited) ......................   F-19

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
International Speedway Corporation

   We have audited the accompanying consolidated balance sheets of International Speedway Corporation and subsidiaries as of August 31, 1995 and 1994, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended August 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of International Speedway Corporation and subsidiaries at August 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1995, in conformity with generally accepted accounting principles.

   As discussed in Note 2 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes.

                                     Ernst & Young LLP

Jacksonville, Florida
October 20, 1995, except as to
Note 12, as to which
the date is September 5, 1996
- -----------------------------------------------------------------------------

   The foregoing report is in the form that will be signed upon the completion of the recapitalization of the Company as described in Note 12 to the financial statements.

                                     Ernst & Young LLP

Jacksonville, Florida
September 5, 1996

                      INTERNATIONAL SPEEDWAY CORPORATION

                         CONSOLIDATED BALANCE SHEETS

                                                                     AUGUST 31,
                                                             -------------------------
                                                                 1995          1994
                                                             ------------  -----------
                                                                   (IN THOUSANDS)
                           ASSETS
Current Assets:
 Cash and cash equivalents ................................    $  7,871      $ 5,227
 Short-term investments (Notes 2 and 10) ..................      30,950       21,920
 Receivables, less allowances of $35 ......................       1,794        1,347
 Inventories ..............................................       1,158        1,069
 Prepaid expenses and other current assets ................       3,122        1,800
                                                             ------------  -----------
Total Current Assets ......................................      44,895       31,363
Property and Equipment: ...................................
 Land and leasehold improvements ..........................       3,444        3,433
 Buildings, grandstands and tracks ........................      73,216       68,334
 Furniture and equipment ..................................      13,110       12,170
 Construction in progress .................................      11,221        2,962
                                                             ------------  -----------
                                                                100,991       86,899
 Less: accumulated depreciation ...........................      30,692       28,320
                                                             ------------  -----------
                                                                 70,299       58,579
Other Assets:
 Cash surrender value of life insurance ...................         489          459
 Equity investment (Note 7) ...............................       2,913        2,628
 Long-term investments (Notes 2 and 10) ...................         747        3,187
 Other ....................................................         228          185
                                                             ------------  -----------
                                                                  4,377        6,459
                                                             ------------  -----------
Total Assets ..............................................    $119,571      $96,401
                                                             ============  ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable .........................................    $  2,619      $ 1,452
 Income taxes payable (Note 3) ............................         324           52
 Deferred income ..........................................      19,852       17,150
 Other current liabilities ................................       1,279          870
                                                             ------------  -----------
Total Current Liabilities .................................      24,074       19,524
Deferred income taxes (Note 3) ............................      10,250        8,600
Commitments and Contingencies (Note 6)
Shareholders' Equity (Notes 5 and 12):
 Class B Common Stock, $.01 par value, 40,000,000 shares
   authorized; 34,395,975 and 34,338,720 issued and
   outstanding in 1995 and 1994, respectively .............         344          344
 Additional paid-in capital................................       1,853        1,364
 Retained earnings ........................................      83,846       67,194
                                                             ------------  -----------
                                                                 86,043       68,902
  Less unearned compensation--restricted stock (Note 9)  ..         796          625
                                                             ------------  -----------
Total Shareholders' Equity ................................      85,247       68,277
                                                             ------------  -----------
Total Liabilities and Shareholders' Equity ................    $119,571      $96,401
                                                             ============  ===========

                           See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                      CONSOLIDATED STATEMENTS OF INCOME

                                                               YEAR ENDED AUGUST 31,
                                                       -------------------------------------
                                                           1995         1994         1993
                                                       -----------  -----------  -----------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
 Admissions, net ....................................    $43,274      $36,935       $32,078
 Motorsports related income .........................     24,033       18,764        16,557
 Food, beverage and souvenir income .................     14,442       12,291         9,515
 Other income .......................................        423          943         1,003
                                                       -----------  -----------   -----------
  Total revenues ....................................     82,172       68,933        59,153
Expenses:
 Direct expenses:
  Prize and point fund monies
    and NASCAR sanction fees ........................     11,765        9,412         8,251
  Motorsports related expenses ......................     11,604       11,470        10,470
  Food, beverage and souvenir expenses ..............      8,107        7,867         4,775
 General and administrative expenses ................     18,202       14,307        13,046
 Depreciation .......................................      4,798        3,828         3,006
                                                       -----------  -----------   -----------
  Total expenses ....................................     54,476       46,884        39,548
                                                       -----------  -----------   -----------
 Operating income ...................................     27,696       22,049        19,605
 Interest income, net ...............................      1,436          972           724
 Equity in net income (loss) from equity investment          285          207           (27)
                                                       -----------  -----------   -----------
 Income before income taxes. ........................     29,417       23,228        20,302
 Income taxes (Note 3) ..............................     11,054        8,662         7,827
                                                       -----------  -----------   -----------
 Income before cumulative effect
   of change in accounting principle ................     18,363       14,566        12,475
 Cumulative effect of change in
   accounting principle (Note 2) ....................         --           --           288
                                                       -----------  -----------   -----------
 Net Income .........................................    $18,363      $14,566       $12,763
                                                       ===========  ===========   ===========
 Earnings per Share (Note 12):
  Before cumulative effect of
    change in accounting principle...................    $   .53      $   .42       $   .36
  Cumulative effect of
    change in accounting principle (Note 2)..........         --           --           .01
                                                       -----------  -----------   -----------
 Earnings per share .................................    $   .53      $   .42       $   .37
                                                       ===========  ===========   ===========
 Dividends per share (Note 12).......................    $   .05      $   .04       $   .03
                                                       ===========  ===========   ===========

                             See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                       CLASS B
                                        COMMON                                    UNEARNED
                                        STOCK      ADDITIONAL                  COMPENSATION-         TOTAL
                                       $.01 PAR     PAID IN       RETAINED       RESTRICTED       SHAREHOLDERS'
                                        VALUE       CAPITAL       EARNINGS         STOCK             EQUITY
                                     -----------  ------------   -----------  ----------------  ----------------
                                                                    (IN THOUSANDS)
BALANCE AT
  AUGUST 31, 1992 .................      $343       $   606       $ 42,689        $   --            $ 43,638
 Net income .......................        --            --         12,763            --              12,763
 Cash dividends ($.03 per share)  .        --            --         (1,142)           --              (1,142)
 Reacquisition of previously
   issued common stock (Note 5) ...        --            --            (23)           --                 (23)
                                     -----------  ------------   -----------  ----------------  ----------------
BALANCE AT
  AUGUST 31, 1993 .................       343           606         54,287            --              55,236
 Net income .......................        --            --         14,566            --              14,566
 Cash dividends ($.04 per share)  .        --            --         (1,374)           --              (1,374)
 Reacquisition of previously
   issued common stock (Note 5) ...        --            (1)          (285)           --                (286)
 Restricted stock granted
   (Note 9) .......................         1           759             --          (760)                 --
 Amortization of unearned
   compensation (Note 9) ..........        --            --             --           135                 135
                                     -----------  ------------   -----------  ----------------  ----------------
BALANCE AT
  AUGUST 31, 1994 .................       344         1,364         67,194          (625)             68,277
 Net income .......................        --            --         18,363            --              18,363
 Cash dividends ($.05 per share)  .        --            --         (1,605)           --              (1,605)
 Reacquisition of previously
   issued common stock (Note 5) ...        --            --           (106)           --                (106)
 Restricted stock granted
   (Note 9) .......................        --           489             --          (489)                 --
 Amortization of unearned
   compensation (Note 9) ..........        --            --             --           318                 318
                                     -----------  ------------   -----------  ----------------  ----------------
BALANCE AT
  AUGUST 31, 1995 .................      $ 344       $ 1,853       $ 83,846        $(796)            $85,247
                                     ===========  ============   ===========  ================  ================

                             See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED AUGUST 31,
                                                        --------------------------------------
                                                            1995          1994         1993
                                                        ------------  -----------  -----------
                                                                    (IN THOUSANDS)
OPERATING ACTIVITIES
 Net income ..........................................     $ 18,363     $ 14,566     $ 12,763
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation ....................................        4,798        3,828        3,006
  Amortization of unearned compensation ..............          318          135           --
  Deferred income taxes ..............................        1,650        1,710        1,003
  Undistributed (earnings) loss of affiliate  ........         (285)        (207)          27
  Loss (gain) on disposition of property and
    equipment ........................................          251           (1)          (5)
  Changes in Operating Assets and Liabilities:
   Receivables .......................................         (447)        (232)         102
   Inventories .......................................          (89)          83         (496)
   Prepaid expenses and other current assets  ........       (1,322)        (402)         (81)
   Cash surrender value of life insurance ............          (30)         (33)         (26)
   Other assets ......................................          (61)          49           35
   Accounts payable ..................................        1,167          546          (89)
   Deferred income ...................................        2,702        2,764        2,326
   Income taxes payable ..............................          272         (139)          31
   Other current liabilities .........................          409           (8)         (22)
                                                        ------------  -----------   -----------
 Net Cash Provided by Operating Activities  ..........       27,696       22,659       18,574
INVESTING ACTIVITIES
 Acquisition of investments ..........................     (125,982)     (54,370)     (74,762)
 Proceeds from maturities of investments .............      119,392       52,192       74,029
 Capital expenditures ................................      (16,831)     (19,729)     (10,294)
 Proceeds from sales of property and equipment  ......           80           12           11
                                                        ------------  -----------   -----------
 Net Cash Used in Investing Activities ...............      (23,341)     (21,895)     (11,016)
FINANCING ACTIVITIES
 Reacquisition of previously issued common stock  ....         (106)        (286)         (23)
 Payments of debt ....................................           --           --       (3,900)
 Cash dividends paid .................................       (1,605)      (1,374)      (1,142)
                                                        ------------  -----------   -----------
 Net Cash Used in Financing Activities ...............       (1,711)      (1,660)      (5,065)
                                                        ------------  -----------   -----------
 Net Increase (Decrease) in Cash
   and Cash Equivalents ..............................        2,644         (896)       2,493
Cash and Cash Equivalents at
  Beginning of Year ..................................        5,227        6,123        3,630
                                                        ------------  -----------   -----------
Cash and Cash Equivalents at
  End of year ........................................     $  7,871     $  5,227     $  6,123
                                                        ============  ===========   ===========

                             See accompanying notes.

                      INTERNATIONAL SPEEDWAY CORPORATION

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 1--ACCOUNTING POLICIES

   OPERATIONS: The Company's operations are predominately motor sport racing activities.

   PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of International Speedway Corporation and its wholly-owned subsidiaries (the "Company"). All material intercompany accounts and transactions have been eliminated in consolidation.

   CASH AND CASH EQUIVALENTS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, bank demand deposit accounts and money market accounts at investment firms. Cash and cash equivalents exclude certificates of deposit, U.S. Treasury Notes and U.S. Treasury Bills, regardless of original maturity.

   INVESTMENTS: Short-term investments consist of certificates of deposit and securities held-to-maturity which are due in one year or less. Certificates of deposit are readily convertible to cash and are stated at cost which approximates market value.

   Long-term investments consist of securities held-to-maturity which are due after one year.

   The equity investment represents a 50% ownership interest in a company which is accounted for using the equity method.

   The Company determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity based on the Company's positive intent and ability to hold the securities to maturity. These securities are stated at cost. Interest and dividends are included in interest income.

   INVENTORIES: Inventories of items for resale are stated at the lower of cost, determined on the first-in, first-out basis, or market.

   PROPERTY AND EQUIPMENT: Property and equipment, including improvements to existing facilities, are stated at cost. Depreciation is provided for financial reporting purposes using either the straight-line or accelerated methods over estimated useful lives as follows:

Leasehold improvements ................  5-75 years
Buildings, grandstands and tracks  ....  5-34 years
Furniture and equipment ...............  3-20 years

   INCOME TAXES: Effective September 1, 1992, the Company adopted Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes," as more fully described in Note 2--"Accounting Changes."

   ADMISSION INCOME: Admission income and all race-related revenue is earned upon completion of an event and is stated net of admission and sales taxes collected. Refundable advance ticket sales and all race-related revenue on future events are deferred until earned.

   EARNINGS PER SHARE: Earnings per share have been computed on the weighted average total number of common shares outstanding during the respective years. Weighted average shares outstanding for the years ended August 31, 1995, 1994 and 1993, were 34,378,830; 34,318,170 and 34,267,485 shares, respectively.

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 1--ACCOUNTING POLICIES--(CONTINUED)

   COMPARABILITY: For comparability, certain amounts have been reclassified where appropriate to conform with the presentation adopted in 1996.

NOTE 2--ACCOUNTING CHANGES

   In May 1993 the FASB issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Statement addresses the accounting and reporting for investments in marketable equity securities that have readily determinable fair values and for all investments in debt securities. As permitted under the Statement, the Company adopted the provisions of the standard as of August 31, 1994. The effect of adopting this Statement was not material to the consolidated financial statements.

   During the fourth quarter of fiscal year 1993, the Company adopted FASB Statement No. 109, "Accounting for Income Taxes." As permitted under the Statement, the Company elected not to restate the financial statements of prior years. The cumulative effect as of September 1, 1992 of adopting Statement 109 increased net income by approximately $288,000, or $.01 per share.

   Under Statement 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Prior to the adoption of Statement 109, income tax expense was determined using the deferred method. Deferred tax expense was based on items of income and expense that were reported in different years in the financial statements and tax returns and were measured at the tax rate in effect in the year the difference originated.

NOTE 3--FEDERAL AND STATE INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
Substantially all of the deferred tax liability results from the excess of tax accelerated depreciation over depreciation for financial reporting purposes.

   Significant components of the provision for income taxes for the years ended August 31 are as follows:

                                 1995        1994       1993
                              ----------  ---------   ---------
                                       (IN THOUSANDS)
Current tax expense:
 Federal ...................    $ 8,247     $6,190     $5,727
 State .....................      1,150        816        810
Deferred tax expense:
 Federal ...................      1,369      1,438      1,130
 State .....................        261        218        160
                              ----------  ---------   ---------
Provision for income taxes      $11,054     $8,662     $7,827
                              ==========  =========   =========

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 3--FEDERAL AND STATE INCOME TAXES--(CONTINUED)

   The reconciliation of income tax attributable to continuing operations computed at the federal statutory tax rates to income tax expense is as follows:

                                                      1995                    1994                    1993
                                             ----------------------   ---------------------  ---------------------
                                                            % OF                    % OF                   % OF
                                                           PRE-TAX                PRE-TAX                 PRE-TAX
                                               AMOUNT      INCOME      AMOUNT      INCOME      AMOUNT     INCOME
                                             ----------  ----------   ---------  ----------  ---------  ----------
                                                                         (IN THOUSANDS)
Income tax computed at federal
  statutory rates .........................    $10,296      35.0%      $8,129       35.0%      $7,045      34.7%
State income taxes, net of federal
  tax benefit .............................        884       3.0          670        2.9          633       3.1
Effect of change in tax rates on beginning
  deferred tax liability ..................         --        --           --         --          138        .7
Non-taxable share of (income) loss from
  unconsolidated subsidiary ...............       (100)      (.3)         (58)       (.3)           8        .1
Other, net ................................         26       (.1)         (79)       (.3)           3        --
                                             ----------  ----------   ---------  ----------  ---------  ----------
                                               $11,054      37.6%      $8,662       37.3%      $7,827      38.6%
                                             ==========  ==========   =========  ==========  =========  ==========

NOTE 4--LINES OF CREDIT

   The Company has two lines of credit with financial institutions totaling $16 million expiring in December 1995.

NOTE 5--REACQUISITION OF PREVIOUSLY ISSUED COMMON STOCK

   Pursuant to a Florida statute, shares of previously issued common stock reacquired on or after July 1, 1990 are classified as authorized but unissued and are reflected as a reduction in the number of shares issued. Accordingly, at August 31, 1995, 1994, and 1993 common stock outstanding has been reduced by the par value of 13,155; 43,260; and 3,510 shares, respectively, reacquired by the Company during each of those years. In addition, the prorated portion of additional paid-in capital attributable to these shares was charged as a reduction of that account, with the remaining excess of the cost over par value of the shares reacquired charged as a reduction of retained earnings.

NOTE 6--COMMITMENTS AND CONTINGENCIES

   A. In 1985, the Company established a salary incentive plan designed to qualify under Section 401(k) of the Internal Revenue Code. All employees who have completed 1,000 hours and 12 months continuous service are eligible to participate in the plan. The Company makes monthly contributions (subject to certain limits) to a savings trust to match employee contributions. The level of the Company matching contribution depends upon the amount of the employee contribution. Employees become 100% vested upon entrance to the plan.

   The Company's contribution expense for the plan was approximately $228,000, $211,000, and $182,000 for the years ended August 31, 1995, 1994 and 1993, respectively.

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 6--COMMITMENTS AND CONTINGENCIES--(CONTINUED)

   B. In 1990, the Company self-insured its group health plan. The Plan provides medical benefits for all eligible full-time employees who have completed 30 days of service, and their eligible dependents. A reserve has been established to accrue estimated claims on a monthly basis.

   In order to limit the Company's liability under the Plan, a reinsurance policy, purchased jointly with NASCAR, has been provided for specific excess losses and aggregate excess losses. The Company's maximum liability is limited to approximately $510,000 for the twelve month period ending December 31, 1995.

   The total expense charged against operations for the years ended August 31, 1995, 1994 and 1993 for actual and estimated claims was approximately $469,000, $396,000 and $357,000, respectively.

   C. The estimated cost to complete construction in progress at August 31, 1995 is approximately $28.6 million.

NOTE 7--RELATED PARTY DISCLOSURES AND TRANSACTIONS

   All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the Sports Car Club of America (SCCA), Automobile Racing Club of America (ARCA), American Motorcyclist Association (AMA), International Motor Sports Association (IMSA), World Karting Association (WKA), Federation Internationale de l'Automobile (FIA), Federation Internationale Motocycliste (FIM), and the National Association for Stock Car Auto Racing, Inc. (NASCAR). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 60% of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors totaled approximately $10.1, $8.2 and $7.2 million for the years ended August 31, 1995, 1994 and 1993, respectively.

   At August 31, 1995 and 1994, the Company owned 50% of the outstanding common stock of Watkins Glen International, Inc. ("WGI"). Included in retained earnings at August 31, 1995 and 1994 is approximately $1,481,000 and $1,196,000, respectively, of undistributed equity in the earnings of WGI. In addition, the $200,000 loan made to this entity during fiscal year 1990, has an outstanding balance of $40,000 at August 31, 1995 which is reflected in "Other Assets" at that date. In accordance with the provisions of the loan, this balance plus accrued interest was fully repaid in September 1995.

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 8--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   Cash paid for income taxes and interest for fiscal years ended August 31, 1995, 1994 and 1993 are as follows:

                        1995       1994       1993
                     ---------  ---------   ---------
                              (IN THOUSANDS)
Income taxes paid      $9,806     $7,132     $6,506
                     =========  =========   =========
Interest paid .....    $   --     $   --     $  229
                     =========  =========   =========

NOTE 9--LONG-TERM INCENTIVE RESTRICTED STOCK PLAN

   In November 1993, the Company's Board of Directors and a majority of the Company' shareholders approved a long-term incentive restricted stock plan for certain officers and managers of the Company. Under the Plan, up to 750,000 shares of the Company's common stock may be granted as restricted stock at no cost to Plan participants. Shares awarded under the Plan vest at the rate of 50% of each award on the third anniversary of the award date and the remaining 50% on the fifth anniversary of the award date. Shares awarded under the Plan generally are subject to forfeiture in the event of termination of employment prior to the vesting dates. The Plan participants own the shares and may vote and receive dividends, but are subject to restrictions under the plan. Restrictions include the prohibition of the sale or transfer of the shares during the period prior to vesting of the shares. The Company also has a right of first refusal to purchase any shares of stock issued under the Plan which are offered for sale.

   On January 1, 1995 and 1994, a total of 70,410 and 117,615 restricted shares of the Company's common stock, respectively, were awarded to certain officers and managers. The market value of shares on January 1, 1995 and 1994 amounted to approximately $489,000 and $760,000, respectively, and has been recorded as "Unearned compensation--restricted stock", which is shown as a separate component of shareholders' equity in the accompanying consolidated balance sheets. The unearned compensation is being amortized over the vesting period of the shares. The total expense charged against operations during the years ended August 31, 1995 and 1994 was approximately $318,000 and $135,000, respectively.

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 10--INVESTMENTS

   The following is a summary of Investments:

                                                  AUGUST 31, 1995
                              -------------------------------------------------------
                                              GROSS           GROSS       ESTIMATED
                                            UNREALIZED     UNREALIZED       MARKET
                                 COST         GAINS          LOSSES         VALUE
                              ----------  -------------   -------------  ------------
                                                   (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 U.S. Treasury Bills .......    $ 9,457        $14             $--         $ 9,471
 Municipal Securities  .....     10,974          3              57          10,920
                              ----------  -------------   -------------  ------------
                                 20,431         17              57          20,391
CERTIFICATES OF DEPOSIT  ...     11,266         --              --          11,266
                              ----------  -------------   -------------  ------------
                                $31,697        $17             $57         $31,657
                              ==========  =============   =============  ============

                                                  AUGUST 31, 1994
                              -------------------------------------------------------
                                              GROSS           GROSS       ESTIMATED
                                            UNREALIZED     UNREALIZED       MARKET
                                 COST         GAINS          LOSSES         VALUE
                              ----------  -------------   -------------  ------------
                                                   (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 U.S. Treasury Bills .......    $ 4,931        $13            $ --         $ 4,944
 Municipal Securities  .....     10,635          6             141          10,500
                              ----------  -------------   -------------  ------------
                                 15,566         19             141          15,444
CERTIFICATES OF DEPOSIT  ...      9,541         --              --           9,541
                              ----------  -------------   -------------  ------------
                                $25,107        $19            $141         $24,985
                              ==========  =============   =============  ============

   The cost and market values of municipal securities include accrued investment income of approximately $91,000 and $160,000 at August 31, 1995 and 1994, respectively.

   The cost and estimated market value of the held-to-maturity securities at August 31, 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers of certain securities have the right to prepay obligations.

                                                AUGUST 31, 1995
                                           ------------------------
                                                         ESTIMATED
                                                          MARKET
                                              COST         VALUE
                                           ----------  ------------
                                                (IN THOUSANDS)
HELD-TO-MATURITY SECURITIES
 Due in one year or less ................    $19,684      $19,644
 Due after one year through three years          247          250
 Due after three years ..................        500          497
                                           ----------  ------------
                                             $20,431      $20,391
                                           ==========  ============

                      INTERNATIONAL SPEEDWAY CORPORATION

                        AUGUST 31, 1995, 1994 AND 1993

NOTE 11--QUARTERLY DATA (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)

   For fiscal year 1995, first quarter results were as follows: total revenues, $6,890; loss before tax, $1,411; net loss, $871; and loss per share, $.03. Second quarter results were as follows: total revenues, $35,038; income before tax, $18,958; net income, $11,672; and earnings per share, $.34. Third quarter results were as follows: total revenues, $21,742; income before tax, $6,211; net income, $3,653; and earnings per share, $.11. Fourth quarter results were as follows: total revenues, $20,223; income before tax, $5,659; net income, $3,909; and earnings per share, $.11

   For fiscal year 1994, first quarter results were as follows: total revenues, $5,694; loss before tax, $1,567; net loss, $998; and loss per share, $.03. Second quarter results were as follows: total revenues, $29,755; income before tax, $15,670; net income, $9,655; and earnings per share, $.28. Third quarter results were as follows: total revenues, $17,203; income before tax, $4,135; net income, $2,500; and earnings per share, $.07. Fourth quarter results were as follows: total revenues, $17,460; income before tax, $4,990; net income, $3,409; and earnings per share, $.10.

   For fiscal year 1993, first quarter results were as follows: total revenues, $5,192; loss before tax, $1,003; loss before cumulative effect of change in accounting principle (Note 2), $755; net loss, $467; loss per share before cumulative effect of accounting change (Note 2), $.02; and loss per share, $.01. Second quarter results were as follows: total revenues, $25,908; income before tax, $13,771; net income, $8,606; and earnings per share, $.25. Third quarter results were as follows: total revenues, $13,764; income before tax, $3,213; net income, $1,930; and earnings per share, $.06. Fourth quarter results were as follows: total revenues, $15,073; income before tax, $4,321; net income, $2,694; and earnings per share, $.07.

NOTE 12--RECAPITALIZATION

   On September 5, 1996 the Company's Board of Directors approved a recapitalization of the Company to become effective concurrently with the effectiveness of the Registration Statement filed with the Securities and Exchange Commission in connection with the offering of 4,000,000 shares of the Company's newly authorized Class A Common Stock. The recapitalization will modify the Company's authorized capital to include one million shares of Preferred Stock, eighty million shares of Class A Common Stock and forty million shares of Class B Common Stock. Pursuant to the recapitalization, all of the Company's existing outstanding shares of Common Stock will automatically be converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock and the existing shares of Common Stock held as treasury stock will be retired. Shareholders' equity and all share information and per share data have been retroactively adjusted to give effect to the recapitalization and related stock split.

          REVIEW REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
International Speedway Corporation

   We have reviewed the accompanying condensed consolidated balance sheet of International Speedway Corporation as of May 31, 1996, and the related condensed consolidated statements of operations, shareholders' equity and cash flows for the nine-month periods ended May 31, 1996 and 1995. These financial statements are the responsibility of the Company's management.

   We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, which will be performed for the full year with the objective of expressing an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                     Ernst & Young LLP

Jacksonville, Florida
July 5, 1996, except as to
Note 7, as to which
the date is September 5, 1996

- -----------------------------------------------------------------------------

   The foregoing report is in the form that will be signed upon the completion of the recapitalization of the Company as described in Note 7 to the financial statements.

                                     Ernst & Young LLP

Jacksonville, Florida
September 5, 1996

                      INTERNATIONAL SPEEDWAY CORPORATION

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (UNAUDITED)

                                                             MAY 31,
                                                               1996
                                                         ---------------
                                                          (IN THOUSANDS)
                         ASSETS
Current Assets:
 Cash and cash equivalents ............................      $  7,316
 Short-term investments ...............................        17,386
 Receivables, less allowance of $35 ...................         4,611
 Inventories ..........................................         1,349
 Prepaid expenses and other current assets ............         1,181
                                                         ---------------
Total Current Assets ..................................        31,843
Property and Equipment--at cost--less
  accumulated depreciation of $34,795 .................        92,182
Other Assets:
 Cash surrender value of life insurance (Note 3)  .....         1,229
 Equity investments (Note 6) ..........................        24,557
 Long-term investments ................................           500
 Other ................................................           214
                                                         ---------------
                                                               26,500
                                                         ---------------
Total Assets ..........................................      $150,525
                                                         ===============
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Accounts payable .....................................      $  4,308
 Income taxes payable .................................           647
 Deferred income ......................................        27,478
 Other current liabilities ............................         2,220
                                                         ---------------
Total Current Liabilities .............................        34,653
Deferred income taxes .................................        14,188
Shareholders' Equity (Note 7):
 Class B Common Stock, $.01 par value, 40,000,000 shares
   authorized; 34,423,890 shares issued and outstanding           344
Additional paid-in capital.............................         8,127
 Retained earnings ....................................        95,190
                                                         ---------------
                                                              103,661
 Less unearned compensation--restricted stock (Note 5)          1,977
                                                         ---------------
Total Shareholders' Equity ............................       101,684
                                                         ---------------
Total Liabilities and Shareholders' Equity ............      $150,525
                                                         ===============

            See accompanying notes and accountants' review report.

                      INTERNATIONAL SPEEDWAY CORPORATION

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                        NINE MONTHS ENDED MAY 31,
                                                         -----------------------
                                                            1996         1995
                                                         ----------  -----------
                                                          (IN THOUSANDS, EXCEPT
                                                          FOR PER SHARE AMOUNTS)
REVENUES:
 Admissions, net ......................................    $37,735     $33,014
 Motorsports related income ...........................     21,060      18,657
 Food, beverage and souvenir income ...................     13,593      11,165
 Other income .........................................        607         501
                                                         ----------  -----------
                                                            72,995      63,337
EXPENSES:
 Direct expenses:
  Prize and point fund monies and NASCAR sanction fees      10,157       8,752
  Motorsports related expenses ........................     10,649       8,913
  Food, beverage and souvenir expenses ................      8,093       6,175
                                                         ----------  -----------
                                                            28,899      23,840
 General and administrative expenses ..................     14,869      12,635
 Depreciation .........................................      4,133       3,436
                                                         ----------  -----------
                                                            47,901      39,911
                                                         ----------  -----------
Operating Income ......................................     25,094      23,426
Interest income .......................................        754       1,065
Equity in net loss from equity investments (Note 6)  ..       (946)       (733)
                                                         ----------  -----------
Income before income taxes ............................     24,902      23,758
Income taxes ..........................................     10,016       9,304
                                                         ----------  -----------
Net Income ............................................    $14,886     $14,454
                                                         ==========  ===========
Earnings per share (Notes 2 and 7).....................    $   .43     $   .42
                                                         ==========  ===========
Dividends per share (Note 7)...........................    $   .05     $   .05
                                                         ==========  ===========

            See accompanying notes and accountants' review report.

                      INTERNATIONAL SPEEDWAY CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (UNAUDITED)

                                           CLASS B
                                            COMMON                                    UNEARNED
                                            STOCK      ADDITIONAL                   COMPENSATION          TOTAL
                                           $.01 PAR     PAID IN        RETAINED      RESTRICTED       SHAREHOLDERS'
                                            VALUE       CAPITAL        EARNINGS         STOCK            EQUITY
                                         -----------  -------------   -----------  ---------------  ----------------
                                                                        (IN THOUSANDS)
Balance at August 31, 1994 ............      $344         $1,364        $67,194        $  (625)         $ 68,277
 Net Income ...........................        --             --         14,454             --            14,454
 Cash dividends ($.05 per share)  .....        --             --         (1,605)            --            (1,605)
 Reacquisition of previously issued
   common stock .......................        --             --            (82)            --               (82)
 Restricted stock granted .............        --            489             --           (489)               --
 Amortization of unearned compensation         --             --             --            193               193
                                         -----------  -------------   -----------  ---------------  ----------------
Balance at May 31, 1995 ...............       344          1,853         79,961           (921)           81,237
 Net income ...........................        --             --          3,934             --             3,934
 Reacquisition of previously issued
   common stock .......................        --             --            (49)            --               (49)
 Amortization of unearned compensation         --             --             --            125               125
                                         -----------  -------------   -----------  ---------------  ----------------
Balance at August 31, 1995 ............       344          1,853         83,846           (796)           85,247
 Net income ...........................        --             --         14,886             --            14,886
 Dividends declared ($.05 per share)  .        --             --         (1,837)            --            (1,837)
 Reacquisition of previously issued
   common stock .......................        (1)            (2)        (1,705)            --            (1,708)
 Restricted stock granted .............         1          1,599             --         (1,600)               --
 Amortization of unearned compensation         --             --             --            419               419
 Recapitalization of equity investment         --          4,677             --             --             4,677
                                         -----------  -------------   -----------  ---------------  ----------------
Balance at May 31, 1996 ...............      $344         $8,127        $95,190        $(1,977)         $101,684
                                         ===========  =============   ===========  ===============  ================

            See accompanying notes and accountants' review report.

                      INTERNATIONAL SPEEDWAY CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (UNAUDITED)

                                                         NINE MONTHS ENDED MAY 31,
                                                         ------------------------
                                                             1996         1995
                                                         -----------  -----------
                                                              (IN THOUSANDS)
OPERATING ACTIVITIES
Net income ............................................    $ 14,886     $ 14,454
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Depreciation .....................................       4,133        3,436
  Amortization of unearned compensation ...............         419          193
  Deferred income taxes ...............................       1,000        1,130
  Undistributed loss from equity investments  .........         946          733
  (Gain) Loss on disposition of property and equipment          (11)           7

 Changes in operating assets and liabilities:
  Receivables .........................................      (2,817)      (2,394)
  Inventories .........................................        (191)         (65)
  Prepaid expenses and other current assets  ..........       1,941          571
  Cash surrender value of life insurance ..............        (740)         (22)
  Other assets ........................................          --         (43)
  Accounts payable ....................................       1,689          414
  Income taxes payable ................................         323        1,310
  Deferred income .....................................       7,626        6,179
  Other current liabilities ...........................        (896)        (615)
                                                         -----------  -----------
Net cash provided by operating activities .............      28,308       25,288

INVESTING ACTIVITIES
 Acquisition of investments ...........................     (62,803)     (64,735)
 Proceeds from maturities of investments ..............      76,614       55,716
 Capital expenditures .................................     (26,009)     (11,352)
 Investment in PSH Corp ...............................     (14,975)          --
 Proceeds from sale of assets .........................          18           21
                                                         -----------  -----------
Net cash used in investing activities .................     (27,155)     (20,350)

FINANCING ACTIVITIES
 Reacquisition of previously issued common stock  .....      (1,708)         (82)
                                                         -----------  -----------
Net cash used in financing activities .................      (1,708)         (82)
                                                         -----------  -----------
Net (decrease) increase in cash and cash equivalents  .        (555)       4,856
Cash and cash equivalents at beginning of period  .....       7,871        5,227
                                                         -----------  -----------
Cash and cash equivalents at end of period ............    $  7,316     $ 10,083
                                                         ===========  ===========

            See accompanying notes and accountants' review report.

                      INTERNATIONAL SPEEDWAY CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                 MAY 31, 1996
                 (UNAUDITED--SEE ACCOUNTANTS' REVIEW REPORT)

NOTE 1--BASIS OF PRESENTATION

   The accompanying condensed consolidated financial statements have been prepared in compliance with Rule 10-01 of Regulation S-X and generally accepted accounting principles but do not include all of the information and disclosures required for complete financial statements. The statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest annual report on Form 10-K. In management's opinion, the statements include all adjustments which are necessary for a fair presentation of the results for the interim periods. All such adjustments are of a normal recurring nature. Certain reclassifications have been made to conform to the financial presentation at May 31, 1996.

   Because of the seasonal concentration of racing events, the results of operations for the nine-month periods ended May 31, 1996 and 1995 are not indicative of the results to be expected for the year.

NOTE 2--EARNINGS PER SHARE

   Earnings per share have been computed on the weighted average total number of common shares outstanding during the respective periods. Weighted average shares outstanding for the nine-month periods ended May 31, 1996 and 1995 were 34,446,105 and 34,372,650, respectively.

NOTE 3--RELATED PARTY DISCLOSURES AND TRANSACTIONS

   All of the racing events that take place during the Company's fiscal year are sanctioned by various racing organizations such as the Sports Car Club of America (SCCA), Automobile Racing Club of America (ARCA), American Motorcyclist Association (AMA), the Championship Cup Series (CCS), International Motor Sports Association (IMSA), World Karting Association
(WKA), Federation Internationale de l'Automobile (FIA), Federation Internationale Motorcycliste (FIM), and the National Association for Stock Car Auto Racing, Inc. (NASCAR). NASCAR, which sanctions some of the Company's principal racing events, is a member of the France Family Group which controls in excess of 60% of the outstanding stock of the Company and some members of which serve as directors and officers. Standard NASCAR sanction agreements require racetrack operators to pay sanction fees and prize and point fund monies for each sanctioned event conducted. The prize and point fund monies are distributed by NASCAR to participants in the events. Prize and point fund monies paid by the Company to NASCAR for disbursement to competitors totaled approximately $8.3 million for the nine-month period ended May 31, 1996, and approximately $7.4 million for the nine-month period ended May 31, 1995.

   In October 1995 the Company entered into collateral assignment split-dollar insurance agreements covering the lives of William C. France and James C. France and their respective spouses. Pursuant to the agreements, the Company will advance the annual premiums of approximately $1,205,000 each year for a period of eight years. Upon surrender of the policies or payment of the death benefits thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company. The Company may cause the agreements to be terminated and the policies surrendered at any time after the cash surrender value of the policies equals the cumulative premiums advanced under the agreements. During the nine-month period ended May 31, 1996, the Company recorded a net insurance expense of approximately $250,000 representing the excess of the premiums paid over the increase in cash surrender value of the policies associated with these agreements.

                      INTERNATIONAL SPEEDWAY CORPORATION

                                 MAY 31, 1996
                 (UNAUDITED--SEE ACCOUNTANTS' REVIEW REPORT)

NOTE 3--RELATED PARTY DISCLOSURES AND TRANSACTIONS--(CONTINUED)

   Poe & Brown, Inc., the servicing agent for the split-dollar insurance agreements, received a commission for its participation in the transactions. J. Hyatt Brown, President and Chief Executive Officer of Poe & Brown, Inc., is a Director of the Company.

NOTE 4--SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

   Cash paid for income taxes for the nine months ended May 31, 1996 and 1995 is as follows:

                           1996      1995
                        ---------  --------
                      (IN THOUSANDS OF DOLLARS)
Income taxes paid         $8,347    $6,856
                        =========  ========

   See Note 6 for discussion of non-cash equity investment transaction.

NOTE 5--LONG-TERM INCENTIVE RESTRICTED STOCK

   On January 1, 1996 and 1995, a total of 102,075 and 70,410 restricted shares of the Company's common stock, respectively, were awarded to certain officers and managers under the Company's Long Term Incentive Plan. The market value of shares awarded on January 1, 1996 and 1995 amounted to approximately $1,600,000 and $489,000, respectively, and has been recorded as unearned compensation--restricted stock, which is shown as a separate component of shareholders' equity in the accompanying condensed consolidated balance sheets. The unearned compensation is being amortized over the vesting period of the shares. The total expense charged against operations during the nine months ended May 31, 1996 and 1995 was approximately $419,000 and $193,000, respectively.

NOTE 6--EQUITY INVESTMENTS

   On November 22, 1995, Facility Investments, Inc., a newly formed wholly-owned subsidiary of the Company, purchased 200 shares of the common stock, representing 20% of the outstanding shares, of PSH Corp., a newly formed Delaware corporation, for $14,975,000 in cash. Penske Corporation contributed 100% of the outstanding shares of Penske Speedway, Inc. and its subsidiaries and the sum of $5,000,000 in cash for an indirect beneficial interest in the remaining 80% of the outstanding shares of PSH Corp. Prior to March 22, 1996, PSH Corp. owned 85% of the outstanding shares of Penske Motorsports, Inc. The remaining 15% of Penske Motorsports, Inc., represented by convertible preferred stock, was owned by Kaiser Ventures Inc., for which Kaiser contributed all of the issued and outstanding stock of Speedway Development Corporation, its wholly owned subsidiary, which owned approximately 460 acres of real property near Ontario, California.

   Prior to March 22, 1996, Penske Motorsports, Inc. owned 100% of the outstanding shares of Penske Speedway, Inc., which owned and operated Michigan International Speedway, owned approximately 85% of Nazareth Speedway in Pennsylvania, 2% of North Carolina Motor Speedway (Rockingham), 100% of a racing souvenir retailer called Motorsports International Corp. and 100% of The California Speedway Corporation, which is constructing the California Speedway on the land formerly owned by Kaiser.

                      INTERNATIONAL SPEEDWAY CORPORATION

                                 MAY 31, 1996
                 (UNAUDITED--SEE ACCOUNTANTS' REVIEW REPORT)

NOTE 6--EQUITY INVESTMENTS--(CONTINUED)

   The Company's investment in PSH Corp. exceeded its share of the underlying net assets by approximately $7.3 million. The excess is being amortized into expense by decreasing the equity in income of equity investments using the straight-line method over twenty years. The amount amortized for the nine months ended May 31, 1996, was approximately $184,000.

   On March 22, 1996, Penske Motorsports, Inc. (PMI) effected a recapitalization resulting in PMI ownership of 100% of the outstanding shares of Michigan International Speedway, Inc. (MIS) (f/k/a Penske Speedway, Inc.), Pennsylvania International Raceway, Inc., The California Speedway Corporation, Motorsports International Corp., Competition Tire West, Inc. and Competition Tire South, Inc. MIS owns 2% of North Carolina Motor Speedway. Also pursuant to the recapitalization, Kaiser Ventures' preferred stock was automatically converted into shares of PMI common stock. After giving effect to the foregoing transactions, but prior to the commencement of the offering described below, the effective beneficial ownership of the common stock of PMI by PSH Corp. was 84.1%.

   Subsequent to the recapitalization, PMI completed an initial public offering
(IPO) by issuing 3,737,500 shares of common stock at a price to the public of $24 per share. The proceeds to PMI, after underwriting discounts and commissions, were approximately $83.1 million. After PMI's IPO, PSH Corp. owns approximately 59.9% of PMI. As a result of the IPO, in the quarter ending May 31, 1996 the Company recorded an increase in its equity investment in PSH Corp. of approximately $7.6 million, and recorded corresponding increases in deferred income taxes and capital in excess of par value of approximately $2.9 million and $4.7 million, respectively.

   The Company's 20% interest in PSH Corp. is accounted for using the equity method of accounting and is included in equity investments on the condensed consolidated balance sheet, along with the Company's equity investment in Watkins Glen International, Inc. ("WGI"). The Company's share of the current losses of PSH Corp. and WGI for the nine months ended May 31, 1996, were approximately $23,000 and $739,000, respectively. Because of the seasonal concentration of racing events, the Company's share of undistributed equity in the earnings of PSH Corp. and WGI for the period ended May 31, 1996 is not indicative of the results to be expected for the year.

NOTE 7--RECAPITALIZATION

   On September 5, 1996 the Company's Board of Directors approved a recapitalization of the Company to become effective concurrently with the effectiveness of the Registration Statement filed with the Securities and Exchange Commission in connection with the offering of 4,000,000 shares of the Company's newly authorized Class A Common Stock. The recapitalization will modify the Company's authorized capital to include one million shares of Preferred Stock, eighty million shares of Class A Common Stock and forty million shares of Class B Common Stock. Pursuant to the recapitalization, all of the Company's existing outstanding shares of Common Stock will automatically be converted, on a 15-for-one basis, into the newly authorized shares of Class B Common Stock and the existing shares of Common Stock held as treasury stock will be retired. Shareholders' equity and all share information and per share data have been retroactively adjusted to give effect to the recapitalization and related stock split.

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY BY ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THOSE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFERS IN SUCH STATE, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                   ----------

                                TABLE OF CONTENTS

                                            PAGE
                                         ---------
Prospectus Summary ....................       3
Risk Factors ..........................       6
The Company ...........................      11
Use of Proceeds .......................      11
Dividend Policy .......................      11
Capitalization ........................      12
Selected Financial Data ...............      13
Management's Discussion and
Analysis of Financial Condition
and Results of Operations .............      14
NASCAR ................................      20
Business ..............................      24
Management ............................      35
Certain Transactions ..................      39
Principal Shareholders ................      40
Description of Capital Stock ..........      42
Shares Eligible for Future Sale  ......      45
Underwriting ..........................      46
Legal Matters .........................      47
Experts ...............................      47
Available Information .................      47
Incorporation of Certain Documents
by Reference ..........................      48
Index to Financial Statements .........     F-1

                               4,000,000 Shares

                                INTERNATIONAL
                                   SPEEDWAY
                                 CORPORATION

                             Class A Common Stock

                                   ----------

                               P R O S P E C T U S

                                          , 1996

                                   ----------

                                Smith Barney Inc.

                                 Raymond James &
                                Associates, Inc.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The Company estimates that expenses payable by it in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee,   $   25,379
NASD filing fee ....................................        7,860
Nasdaq National Market listing fee .................       32,500
Printing expenses ..................................        *
Accounting fees and expenses .......................        *
Legal fees and expenses ............................        *
Fees and expenses (including legal fees) for
  qualifications under state securities laws .......        *
Registrar and Transfer Agent's fees and expenses  ..        *
Miscellaneous ......................................        *
                                                      ------------
 Total .............................................   $    *
                                                      ============

- --------
* To be provided by amendment.

All amounts except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee are estimated. The Company intends to pay all expenses of registration with respect to shares being offered hereby, with the exception of underwriting discounts and commissions.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company has authority under Florida law to indemnify its directors and officers and officers to the extent provided in such statute. The Articles provide that the Company shall indemnify its directors to the fullest extent permitted by law either now or hereafter. The Company has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

   At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify the directors, officers and controlling persons of the Company against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

   Section 607.0850 of the Florida Business Corporation Act permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER       DESCRIPTION
- -------      -----------
 1           Underwriting Agreement*
 3.1         Amended and Restated Articles of Incorporation*
 3.2         Amended and Restated Bylaws*
 4.1         Specimen Class A Common Stock Certificate*
 5.1         Opinion of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. as to the validity of the Class
             A Common Stock to be registered*
15.1         Letter of Ernst & Young LLP re unaudited interim financial information.**
23.1         Consent of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. (to be included in its opinion to be filed as Exhibit 5.1)*
23.2         Consent of Ernst & Young LLP**
24.1         Reference is made to the Signatures section of this Registration Statement for the Power of Attorney contained therein.
27           Financial Data Schedule*

- --------
 * To be filed by amendment.
** Filed herewith.

ITEM 17. UNDERTAKINGS

   (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (b) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
   (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) For the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
   Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Daytona Beach, State of Florida, on September 5, 1996.

                                    INTERNATIONAL SPEEDWAY CORPORATION

                                    By: /s/ LESA D. KENNEDY
                                        ---------------------------------------
                                            Lesa D. Kennedy
                                            Executive Vice President

                              POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Garrett Crotty and Glenn R. Padgett his true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, including any post-effective amendments, to this registration statement, or any registration statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

         SIGNATURE                            TITLE                            DATE
         ---------                            -----                            ----
/s/ WILLIAM C. FRANCE      Chairman of the Board, Chief               September 5, 1996
- -----------------------      Executive Officer and Director
 William C. France           (principal executive officer)

/s/ SUSAN G. SCHANDEL      Treasurer and Chief Financial              September 5, 1996
- -----------------------      Officer (principal financial officer)
 Susan G. Schandel

/s/ DANIEL W. HOUSER       Controller (principal accounting           September 5, 1996
- -----------------------      officer)
 Daniel W. Houser

/s/ JAMES C. FRANCE        President, Chief Operating Officer         September 5, 1996
- -----------------------      and Director
 James C. France

/s/ LESA D. KENNEDY        Executive Vice President                   September 5, 1996
- -----------------------      and Director
 Lesa D. Kennedy

/s/ H. LEE COMBS           Senior Vice President--                    September 5, 1996
- -----------------------      Operations and Director
 H. Lee Combs

         SIGNATURE                            TITLE                            DATE
         ---------                            -----                            ----
/s/ JAMES H. FOSTER        Senior Vice President--                    September 5, 1996
- -----------------------      Special Projects and Director
 James H. Foster

/s/ ROBERT E. SMITH        Vice President--                           September 5, 1996
- -----------------------      Administration and Director
 Robert E. Smith

/s/ J. HYATT BROWN         Director                                   September 5, 1996
- -----------------------
 J. Hyatt Brown

/s/ JOHN R. COOPER         Director                                   September 5, 1996
- -----------------------
 John R. Cooper

/s/ ROBERT W. EMERICK      Director                                   September 5, 1996
- -----------------------
 Robert W. Emerick

/s/ BRIAN Z. FRANCE        Director                                   September 5, 1996
- -----------------------
 Brian Z. France

/s/ CHRISTY F. HARRIS      Director                                   September 5, 1996
- -----------------------
 Christy F. Harris

/s/ RAYMOND K. MASON, JR.  Director                                   September 5, 1996
- -----------------------
 Raymond K. Mason, Jr.

/s/ LLOYD E. REUSS         Director                                   September 5, 1996
- -----------------------
 Lloyd E. Reuss

/s/ CHAPMAN ROOT, II       Director                                   September 5, 1996
- -----------------------
 Chapman Root, II

/s/ THOMAS W. STAED        Director                                   September 5, 1996
- -----------------------
 Thomas W. Staed